Exhibit 10.29

PURCHASE AND SALE AGREEMENT
AMONG
COG OPERATING LLC AND
CONCHO OIL & GAS LLC
AS SELLER
AND
LEGACY RESERVES OPERATING LP
AS BUYER

November 5, 2012

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EXHIBITS AND SCHEDULES
Exhibit A - Subject Interests (Listing of Leases)
Exhibit A-1 -    Easements
Exhibit B - Wells, Interests and Allocated Values
Exhibit C - Assignment and Bill of Sale
Exhibit D - Title Indemnity Agreement
Exhibit E - Environmental Indemnity Agreement

Schedule 2.02(f)- Electricity Contracts
Schedule 2.03(z)- Miscellaneous Excluded Assets
Schedule 6.10- Governmental Authorizations
Schedule 6.11- No Violations of Laws
Schedule 6.13 - AFE's
Schedule 6.15 - Suspense Accounts
Schedule 6.16 - Hydrocarbon Sales Agreements
Schedule 14.01 - Gas Imbalances

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 5th day of November, 2012, by and among COG OPERATING LLC, a Delaware limited liability company (“COG”), CONCHO OIL & GAS LLC, a Texas limited liability company (“Concho LLC”, together with COG, “Seller”), and LEGACY RESERVES OPERATING LP, a Delaware limited partnership (“Buyer”). Buyer and Seller are collectively referred to as the “Parties” and individually as a “Party.”
W I T N E S S E T H:
WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 2.02), all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer agree as follows:
Article I
Definitions and Usage

Section 1.01Definitions. For purposes of this Agreement, the following terms and their variations have the meanings specified or referred to in this Section 1.01:

“Accounting Statement” - as defined in Section 14.02(a).
“Advisor” - as defined in Section 2.03(g).
“Affiliate” - as defined in Section 2.03(h).
“Agreed Imbalance” - as defined in Section 14.01.
“Agreement” - as defined in the first paragraph of this Agreement.
“Allocated Value” - as defined in Section 4.04(c)(ii).
“Asset” or “Assets” - as defined in Section 2.02.
“Assignment” - as defined in Section 4.06.
“Assumed Environmental Obligations” - as defined in Section 5.02(a).
“Assumed Obligations” - as defined in Section 16.02.
“Business Day” - as defined in Section 4.01.
“Buyer” - as defined in the first paragraph of this Agreement.

“Buyer's Auditor” - as defined in Section 11.03.
“Buyer Indemnitees” - as defined in Section 16.04.
“Buyer's Environmental Consultant” - as defined in Section 5.01(a).
“Buyer's Environmental Review” - as defined in Section 5.01(a).
“Claim” - as defined in Section 16.05(b).
“Claim Notice” - as defined in Section 16.05(b).
“Closing” - as defined in Section 12.01.
“Closing Date” - as defined in Section 12.01.
“Closing Statement” - as defined in Section 12.03.
“Code” - as defined in Section 8.01.
“COG” - as defined in the first paragraph of this Agreement.
“Concho LLC” - as defined in the first paragraph of this Agreement.
“Confidentiality Agreement” - as defined in Section 4.01.
“Contracts” - as defined in Section 2.02(f).
“Control” - as defined in Section 2.03(h).
“Defensible Title” - as defined in Section 4.02(a).
“Deposit” - as defined in Section 3.02(a).
“Dispute” or “Disputes” - as defined in Section 18.01.
“Documents” - as defined in Section 19.04.
“DTPA” - as defined in Section 19.20(a).
“Easements” - as defined in Section 2.02(c).
“Effective Time” - as defined in Section 3.03.
“Election Notice” - as defined in Section 18.01.
“Environmental Defect” - as defined in Section 5.02(b).
“Environmental Defect Notice” - as defined in Section 5.03.

“Environmental Defect Value” - as defined in Section 5.02(c).
“Environmental Indemnity Agreement” - as defined in Section 5.04(a)(ii).
“Environmental Information” - as defined in Section 5.01(b).
“Environmental Laws” - as defined in Section 5.02(d).
“Examination Period” - as defined in Section 4.01.
“Excluded Assets” - as defined in Section 2.03.
“Final Statement” - as defined in Section 14.02(b).
“Final Settlement Date” - as defined in Section 14.02(a).
“Gas Imbalances” - as defined in Section 14.01.
“Governmental Authority” - as defined in Section 4.02(b)(v)
“Governmental Authorizations” - as defined in Section 6.10.
“Hazardous Substances” - as defined in Section 5.02(e).
“Hydrocarbons” - as defined in Section 2.02(d).
“Indemnified Environmental Defect” - as defined in Section 5.02(f).
“Indemnified Party” - as defined in Section 16.05(a).
“Indemnified Title Defect” - as defined in Section 4.05(a)(ii).
“Indemnifying Party” - as defined in Section 16.05(a).
“Independent Expert” - as defined in Section 18.01.
“Knowledge” - as defined in Section 19.17.
“Law” - as defined in Section 1.02(a)(v).
“Leases” - as defined in Section 2.02(a).
“Loss” or “Losses” - as defined in Section 16.03.
“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or would reasonably be expected to have, a material adverse effect on the ownership, operation or value of the Assets, taken as a whole.

“Net Revenue Interest” or “NRI” - as defined in Section 4.02(a)(i).
“NORM” - as defined in Section 5.07.
“Notice of Disagreement” - as defined in Section 14.02(a).
“Parties” - as defined in the first paragraph of this Agreement.
“Permitted Encumbrances” - as defined in Section 4.02(b).
“Person” - as defined in Section 2.03(h).
“Personal Property” - as defined in Section 2.02(d).
“PPRs” - as defined in Section 4.07(a).
“Purchase Price” - as defined in Section 3.01.
“Purchase Price Adjustments” - as defined in Section 12.02(c).
“Records” - as defined in Section 2.02(g).
“Retained Obligations” - as defined in Section 16.01.
“Rules” - as defined in Section 18.01.
“Seller” - as defined in the first paragraph of this Agreement.
“Seller Indemnitees” - as defined in Section 15.02(b).
“Seller Ownership Period” - as defined in Section 6.07.
“Subject Interest” or “Subject Interests” - as defined in Section 2.02(a).
“Subject Property” - as defined in Section 5.02(a).
“Tangible Property” - as defined in Section 17.03.
“Taxes” - as defined in Section 2.03(c).
“Third Party” - as defined in Section 4.02(b)(ix).
“Title Benefit” - as defined in Section 4.09.
“Title Defect” - as defined in Section 4.03.
“Title Defect Notice” - as defined in Section 4.04(a).
“Title Defect Value” - as defined in Section 4.04(c).

“Title Indemnity Agreement” - as defined in Section 4.05(a)(ii).
“Transfer Taxes” - as defined in Section 11.02.
“Unadjusted Purchase Price” - as defined in Section 3.01.
“Working Interest” or “WI” - as defined in Section 4.02(a)(ii).
Section 1.02Usage.
(a)In this Agreement, unless a clear contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes that Person's successors and assigns but, if applicable, only if those successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes that Person in any other capacity or individually;

(iii)reference to any gender includes each other gender;

(iv)reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v)reference to any law, rule, regulation, order or decree of any Governmental Authority including any legislative body, court or administrative agency (“Law”) means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under it, and reference to any section or other provision of any Law means that provision of that Law from time to time in effect and constituting the amendment, modification, codification, replacement or reenactment of that section or other provision;

(vi)“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(viii)“or” is used in the inclusive sense of “and/or”;

(ix)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x)references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments to them;

(xi)references to any Exhibit or Schedule means an Exhibit or Schedule attached to this Agreement, all of which are incorporated into and made a part of this Agreement; and

(xii)references to any Article or Section means an Article or Section of this Agreement.

(b)Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations under this Agreement shall be made, in accordance with United States generally accepted accounting principles.

(c)This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement.

Article II
Assets

Section 2.02Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 2.02Assets. Subject to Section 2.03, the term “Assets” (or in the singular “Asset”) means all of Seller's right, title and interest in and to:

(a)the oil, gas and/or mineral leases described in Exhibit A together with all amendments, supplements, renewals, extensions or ratifications thereof, insofar and only insofar as said leases cover the lands and depths described in Exhibit A (collectively, the “Leases”), and all oil, gas and/or mineral leasehold interests, reversionary, back-in, net profits, carried, convertible, non-consent and overriding royalty interests, operating rights, record title and other similar interests in the Leases (collectively, the “Subject Interests” or, singularly, a “Subject Interest”);

(b)except to the extent as may be limited by the Subject Interests or to the extent used or held in connection with the Excluded Assets, all rights, privileges, benefits and powers conferred upon Seller as holder of the Subject Interests, with respect to (i) all rights of use and occupation of the surface of and the subsurface depths under the Subject Interests, and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)to the extent assignable or transferable by Seller, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to and to the extent used in connection with the Subject Interests, including those described or referred to in Exhibit A-1 (the “Easements”);

(d)to the extent assignable or transferable by Seller and to the extent not used or held in connection with the Excluded Assets, all personal property, equipment, fixtures, inventory and improvements located on and used directly in connection with the Subject Interests or the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests (collectively, “Hydrocarbons”), byproducts or waste produced from or attributable to the foregoing, including all wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(e)all wells, to the extent not used or held in connection with the Excluded Assets, which are located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned), including the wells described in Exhibit B;

(f)to the extent assignable or transferable by Seller and to the extent not used or held in connection with the Excluded Assets, all contracts, warranties, agreements and other arrangements, and all express and implied rights that directly relate to the Subject Interests, the Leases or the Easements, including communitization, unitization or pooling agreements, production sales contracts, farmout agreements, subleases, joint venture or partnership agreements, operating agreements, service agreements, exploration agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons, the electricity contracts set forth on Schedule 2.02(f) attached hereto, but only to the extent expressly set forth on such schedule, processing agreements and other similar contracts, agreements and other arrangements (the “Contracts”), provided that "Contracts" shall not include the instruments constituting the Leases; and

(g)to the extent assignable or transferable by Seller and to the extent not used or held in connection with the Excluded Assets, all books, records, files, muniments of title, reports and similar documents and materials, including lease records, well records, and division order records, well files, well logs, title records (including abstracts of title, title opinions and memoranda, and title curative documents directly related to the Assets), contracts and contract files, correspondence, that directly relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”), provided, however, that Seller may retain the copies of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting and auditing purposes.

Section 2.03Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(a)all fee mineral, royalty and other similar non-leasehold oil, gas or other mineral interests and estates, and all surface fee interests, in the lands covered by the Leases or used or held in connection with the Assets;

(b)all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as those terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(c)all claims of Seller for, and rights of Seller to, refunds of or loss carryovers with respect to (i) any Taxes with respect to the Assets for any taxable year or period, or portion thereof, that ends at or before the Effective Time, (ii) any Taxes with respect to the Excluded Assets, or (iii) those other refunds, and rights to them, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any Hydrocarbon gathering or transportation agreement; and for purposes of this Agreement, the term “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, margin taxes, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, environmental taxes, transfer taxes, workers' compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing;

(d)all proceeds, income, royalties or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other Excluded Assets;

(e)all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons;

(f)all geophysical data, interpretations and information related to the Assets, and all of Seller's proprietary or licensed computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(g)all documents and instruments of Seller (other than title opinions) (i) that may be protected by an attorney-client, work product or other privilege; (ii) prepared by or for counsel of Seller; or (iii) received from RBC Richardson Barr, RBC Capital Markets or any other financial, commercial or legal advisor of Seller (each, an “Advisor”);

(h)all (i) agreements and correspondence between Seller or any of Seller's Affiliates and any Advisor relating to the transactions contemplated in this Agreement; (ii) lists of prospective purchasers for those transactions compiled by Seller or any of Seller's Affiliates or any Advisor; (iii) bids submitted by other prospective purchasers of the Assets; (iv) analyses by Seller or any of Seller's Affiliates or any Advisor of any bids submitted by any prospective purchaser; (v) correspondence between Seller or any of Seller's Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Buyer; and (vi) correspondence between Seller or any of Seller's Affiliates or any Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor, or the transactions contemplated in this Agreement; and for purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person, where the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; and the term “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(i)all data and other information that may not be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Seller, even if such data or other information is inadvertently disclosed or provided to Buyer (in which case Buyer shall promptly return such data or information to Seller);

(j)all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, subject to the provisions of Section 11.03 hereof;

(k)all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents of Seller or any of Seller's Affiliates;

(l)all claims and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time; (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); or (iii) with respect to any of the Excluded Assets;

(m)all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time;

(n)all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(o)all amounts resulting from derivative contracts or similar agreements used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction;

(p)all proceeds, income, revenues or other benefits (including any benefit attributable to any future laws or regulations with respect to “royalty relief” or other similar measures) not otherwise enumerated above, as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time; or (ii) the Excluded Assets;

(q)all funds held in suspense accounts related to the Assets;

(r)all vehicles, vessels, trailers, software, computers and associated peripherals and all radio, telephone and other communication equipment, except for any such equipment attached to a well included as an Asset pursuant to Section 2.02(e);

(s)all oil, gas or other mineral reserve reports, and all environmental site assessments, reports and related data and information;

(t)all rights or benefits under or in connection with any State or Federal candidate conservation agreements or similar agreements;

(u)all books, records and files that relate to the Excluded Assets;

(v)any records retained by Seller pursuant to Section 2.02(g);

(w)Seller's area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller's business generally;

(x)all rights of Seller in formations, strata, horizons or depths that are excepted or excluded in the land descriptions contained in Exhibit A;

(y)all rights of Seller under this Agreement or under any instruments executed and delivered in connection with the Closing; and

(z)all items which would have constituted “Assets” as defined in Section 2.02 but for, and only to the extent of, their being used or held in connection with the Excluded Assets, and all surface leases and other items listed on Schedule 2.03(z).

Article III
Purchase Price

Section 3.01Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer's payment to Seller of the sum of $520,000,000.00 (the “Unadjusted Purchase Price”), as adjusted in accordance with the provisions of this Agreement (the “Purchase Price”).

Section 3.02Deposit.

(a)Within three (3) Business Days following the execution of this Agreement by Buyer and Seller, Buyer shall deliver to Seller a performance guarantee deposit in an amount equal to ten percent (10%) of the Unadjusted Purchase Price (the “Deposit”). The Deposit shall be paid by Buyer to Seller by means of a completed federal funds transfer to an account designated by Seller. If the Deposit is not paid to Seller within such period, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement.

(b)If the Closing occurs, the Deposit shall be retained by Seller and shall be applied as part of the payment of the Purchase Price, and the amount payable by Buyer at the Closing shall be reduced by that amount in accordance with Section 12.03.

(c)If the Agreement is terminated without the Closing having occurred, the Deposit shall be applied as provided in Article XIII.

Section 3.03Effective Time. If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on October 1, 2012 (the “Effective Time”).

Article IV
Title Matters

Section 4.01Examination Period. The Examination Period shall run from the date of this Agreement until December 13, 2012 at Noon, local time in Midland, Texas (the “Examination Period”). During the Examination Period, Seller shall permit Buyer and/or its authorized representatives to examine, during normal business hours, in the offices of Seller, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders and royalty accounting records pertaining to the Assets insofar as same may now be in existence and in the possession of Seller or Seller's Affiliates, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data. Such examination shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or otherwise impede the efforts of Seller to comply with Seller's other obligations under this Agreement. Any such examination by Buyer shall be at Buyer's sole cost and expense. All information made available to Buyer, whether disclosed pursuant to this Agreement or otherwise, shall be maintained confidential by

Buyer as provided in the Confidentiality Agreement dated September 7, 2012, between Concho Resources Inc. and Buyer (the “Confidentiality Agreement”), the terms of which are incorporated into this Agreement by this reference and made a part of this Agreement except that the non-solicitation of employees set forth in the Confidentiality Agreement shall not be applicable to Seller's employees who have non-supervisory field positions related to the Assets, and Buyer shall be entitled to approach such employees with respect to employment with Buyer upon Buyer's acquisition of such Assets. Buyer shall take whatever reasonable steps as may be necessary to ensure that Buyer's employees, consultants, representatives and agents comply with the provisions of the Confidentiality Agreement, and shall be responsible for any disclosure or other breach of such provisions by any such Persons. Buyer shall not contact any of the customers or suppliers of Seller or Seller's working interest co-owners or operators, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written consent of Seller, which consent may be withheld at Seller's sole discretion. For the purpose of this Agreement, the term “Business Day” means any calendar day excluding Saturdays, Sundays and other days on which national banks are closed for business in Midland, Texas. The confidentiality and other obligations in this Section 4.01 shall survive termination of this Agreement.

Section 4.02Defensible Title and Permitted Encumbrances.

(a)For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in that Asset that, subject to and except for Permitted Encumbrances:

(i)with respect to each well, unit, well location or Lease shown on Exhibit B, entitles Seller to receive, without reduction throughout the productive life of such well, unit, well location or Lease, not less than the percentage or decimal interest set forth in Exhibit B as Seller's “Net Revenue Interest” or “NRI” of all Hydrocarbons produced, saved or marketed from (A) the applicable well or unit as set forth in Exhibit B as to the currently producing interval in that well or unit, and (B) the interval or zone identified in Exhibit B with respect to any non-producing well, unit, well location or Lease set forth in Exhibit B except, in each case (1) to the extent caused after the date hereof by continuous development and partial termination provisions contained in the Leases, (2) to the extent resulting from changes in proration units after the date hereof, (3) to the extent resulting from changes or adjustments that result from the establishment of units, changes in existing units or the participating areas therein, (4) to the extent resulting from the entry into pooling, communization or unitization agreements after the date hereof, or (5) as specifically set forth in Exhibit B;

(ii)with respect to each well, unit, well location or Lease shown in Exhibit B, obligates Seller to bear, without increase throughout the productive life of such well, unit, well location or Lease, not greater than the percentage or decimal interest set forth in Exhibit B as Seller's “Working Interest” or “WI” of the costs and expenses relating to the maintenance, development and operation of (A) the applicable well or unit set forth in Exhibit B as to the currently producing interval in that well or unit, and (B) the interval or zone identified in Exhibit B with respect to any non-producing well, unit, well location or Lease set forth in Exhibit B, except, in each case (1) to the extent any increase in Working Interest is accompanied by a proportionate increase in the applicable Net Revenue Interest, (2) to the extent resulting from changes in proration units after the date hereof, (3) to the extent resulting from changes or adjustments that result from the establishment of units, changes in existing units or the participating areas therein, (4) to the extent resulting from the entry into pooling, communication or unitization agreements after the date hereof, or (5) as specifically set forth in Exhibit B; and

(iii)is free and clear of all liens, encumbrances, security interests and pledges and material defects in title.

(b)The term “Permitted Encumbrances” means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)the terms and provisions of the Leases and Contracts, provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(ii)any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons from or in them, and (B) materialman's, mechanics', repairman's, employees', contractors' and operators' liens or other similar liens, privileges or charges for liquidated amounts arising in the ordinary course of business (1) that Seller has agreed to assume or pay pursuant to the terms of this Agreement; or (2) for which Seller is responsible for paying or releasing at or after the Closing pursuant to the terms of this Agreement;

(iii)any liens for Taxes and assessments not yet delinquent or that are being contested in good faith;

(iv)the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil, gas and other mineral leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to Seller Seller's interests in the Assets;

(v)any obligations or duties affecting the Assets to any federal, state, county, municipal or local government authority or judicial or regulatory agency or instrumentality (“Governmental Authority”) with respect to any franchise, grant, license or permit and all applicable Law or any Governmental Authority;

(vi)any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that they do not materially interfere with the operations currently conducted on the Assets;

(vii)all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of Hydrocarbon production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(viii)subject to Section 4.07, preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated by this Agreement, or (B) required notices have been given for the transaction contemplated by this Agreement to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)required Third Party consents to assignment or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated by this Agreement; (B) required notices have been given for the transaction contemplated by this Agreement to the holders of those rights and the appropriate period for asserting such rights has expired without an exercise of such rights; or (C) there is no provision expressly stating that an assignment in violation thereof (1) is void or voidable, (2) triggers the payment of specified liquidated damages, or (3) causes a termination of the Lease or other Asset to be assigned; and for purposes of this Agreement, the term “Third Party” means any Person or entity, governmental or otherwise, other than Seller, Buyer, and their respective Affiliates and includes other working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies;

(x)all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance;

(xi)the presence of production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant or compression agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate or liquids production for the extraction of products from them;

(xii)farmout or farmin agreements, to the extent they do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(xiii)liens and security interests that will be released at Closing as provided in Section 12.04(g);

(xiv)rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Law;

(xv)all defects and irregularities affecting the Assets that, individually or in the aggregate, (A) do not operate to (1) reduce the Net Revenue Interests of Seller, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller, or (3) otherwise interfere materially with the operation, value or use of the Assets; (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller, so long as there is a proportionate increase in Seller's Net Revenue Interests; or (C) that would not be considered material when applying general industry standards;

(xvi)Gas Imbalances associated with the Assets;

(xvii)any lien or trust arising in connection with workers' compensation, unemployment insurance, pension, employment, or child support laws or regulations;

(xviii)rights of any owners or lessees of any oil and gas interests in formations, strata, horizons or depths other than the formations, strata, horizons or depths included in the Assets;

(xix)the terms and provisions of the oil, gas and/or mineral leases covering or affecting any fee mineral and royalty interests included in the Assets in accordance with Section 4.05(e);

(xx)all Title Defects expressly waived by Buyer in writing or that have been deemed to have been waived or not otherwise to be Title Defects under Section 4.04(a) or Section 4.05(d) or any other provision of this Agreement; and

(xxi)Title Defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription.

Section 4.03Title Defect. The term “Title Defect,” as used in this Agreement, means any encumbrance, encroachment, irregularity, defect in or objection to Seller's ownership of any Asset (excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to that Asset. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as a Title Defect or a breach of Seller's special warranty of title in the Assignment: (a) defects or irregularities arising out of a lack of evidence of, or other defects with respect to, authorization, execution, delivery or acknowledgment of documents, or a variation in name, unless Buyer provides affirmative evidence that such matter results in another Person's superior claim of title to the relevant Asset; (b) defects or irregularities that have been cured or remedied by the passage of time, including applicable statutes of limitation and statutes for prescription or preemption; (c) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings, unless Buyer provides reasonable evidence that such failure has resulted in another Person's superior claim of title; (d) defects or irregularities in title which for a period of seven (7) years or more have not delayed or prevented Seller (or Seller's predecessor, if owned by Seller less than seven (7) years) from receiving Seller's Net Revenue Interest share of the proceeds of production and have not caused Seller to bear a share of expenses or costs greater than Seller's Working Interest share from any Lease, unit or well; (e) defects or irregularities resulting from or related to probate proceedings or the lack of probate proceedings if the defects or irregularities have been outstanding for seven (7) years or more, unless Buyer provides reasonable evidence that such failure has resulted in another Person's superior claim of title; (f) conventional rights or reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights; (g) lack of a survey, unless a survey is required by Law; (h) any failure of the records of any Person to reflect sufficient production or operations to maintain a Lease in force and effect prior to 2006 absent reasonable evidence that such failure has caused such Lease to terminate or would result in a termination of such Lease pending only action by the lessor under such Lease; (i) matters based solely on assertions that Seller's (or the applicable operator's) files lack information (including title opinions); (j) failure of the records of any Governmental Authority (including the United States Bureau of Land Management) to reflect Seller as the owner of an interest in a Lease, provided that the instruments evidencing a chain of title of such interest to Seller are recorded in the real property records of the applicable county; (k) failure to record Leases issued by the United States Bureau of Land Management, the State of New Mexico or any other Governmental Authority in the real property records of the county in which such Leases are located; provided that (i) such Leases are recorded with the United States Bureau of Land Management, the State of New Mexico or such other Governmental Authority, as applicable, and (ii) the instruments evidencing the chain of title to Seller with respect to such Leases are recorded in the real property, conveyance, or other records of the applicable county; (l) unreleased instruments executed prior to the year 2002 (including prior oil, gas and/or mineral leases and mortgages) absent reasonable evidence that such instruments continue in force and effect and constitute a superior claim of title to or valid lien on an Asset; (m) calls on oil and/or gas production under existing Contracts, provided that the holder of such right must pay an indexed-based price for any production purchased by virtue of such call on production; or (n) any defect or irregularity as would normally be waived by Persons engaged in the oil and gas business when purchasing producing properties.

Section 4.04Notice of Title Defects.

(a) If Buyer discovers any alleged Title Defect affecting any Asset, Buyer shall notify Seller of the alleged Title Defect as promptly as possible, but no later than the expiration of the Examination Period. To be effective, this notice (a “Title Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest or Working Interest); (iv) include copies of documents necessary for Seller to verify the existence of the alleged Title Defect, (v) identify the specific Asset or Assets affected by the Title Defect; and (vi) include the Title Defect Value as determined by Buyer. Any matters that otherwise may have constituted Title Defects, but that are not so described in a timely Title Defect Notice complying and delivered in accordance with this Section 4.04(a), shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)After receipt of an effective Title Defect Notice, Seller shall have the option, but not the obligation, to attempt to cure the Title Defect at any time prior to the Closing and to postpone the Closing Date up to thirty (30) days beyond the date set forth in Section 12.01 to facilitate the cure.

(c)The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in a Title Defect Notice shall be determined in good faith based upon the criteria set forth below:
(i)If the Title Defect is a lien on any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)If the Title Defect asserted is that the Net Revenue Interest attributable to any well, unit, well location or Lease is less than that stated in Exhibit B or the Working Interest attributable to any well, unit or well location is greater than that stated in Exhibit B, then the Title Defect Value shall take into account the relative change in the interest from Exhibit B and the appropriate Allocated Value of such Asset. For purposes of this Agreement, the term “Allocated Value” means, with respect to any Asset, the amount allocated to that Asset under Section 11.01.

(iii)If the Title Defect represents an obligation, encumbrance, burden or charge on the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset and the Title Defect Value placed upon the Title Defect by Buyer and Seller.

(iv)If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, the consequences of that fact shall be taken into account in determining the Title Defect Value.

(v)The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value. For example, if a lien which constitutes a Title Defect affects more than one Asset or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Asset, the amount necessary to discharge such lien or the cost and expense of such curative work shall be allocated among the Assets so affected (in the ratios of the respective portions of the Allocated Values of such Assets) and the amount so allocated to a Title Defect Property shall be included only once in the Title Defect Value.

(vi)Notwithstanding anything in this Agreement to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units, well locations or other Assets affected by it.

(vii)To give Seller an opportunity to commence reviewing possible Title Defects, Buyer shall use reasonable efforts to give Seller, on or before 5:00 p.m. Central Time each Friday prior to the expiration of the Examination Period, notice of all Title Defects discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period.

Section 4.05Remedies for Title Defects.

(a)Subject to the continuing right of Seller to dispute the existence of an asserted Title Defect and/or the asserted Title Defect Value and subject to the rights of the Parties under Section 13.01(f), if any Title Defect timely asserted by Buyer in accordance with Section 4.04(a) is not waived in writing by Buyer or cured on or before Closing, Seller shall, at Seller's sole option, elect to:

(i)subject to Section 4.05(d), reduce the Purchase Price by the Title Defect Value for the Title Defect as determined in accordance with Section 4.04(c) or Article XVIII (which shall cause such asserted Title Defect to become an Assumed Obligation under Section 16.02);

(ii)indemnify Buyer against all claims resulting from the Title Defect (an “Indemnified Title Defect”) pursuant to an indemnity agreement (the “Title Indemnity Agreement”) in the form attached to this Agreement as Exhibit D; provided, however, that without Buyer's consent, Seller shall not be entitled to elect to indemnify Buyer under this Section 4.05(a)(ii) for any Title Defect that is a discrepancy in the Net Revenue Interest and/or Working Interest of a well, unit, well location or Lease (as compared to the Net Revenue Interest and/or Working Interest set forth in Exhibit B with respect to such Asset); or

(iii)retain the entirety of the Asset that is subject to the Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset and the associated Assets.

(b)If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 4.08 shall apply.

(c)If at or before the Closing Buyer and Seller have not agreed on the validity of any asserted Title Defect or the Title Defect Value attributable to the Title Defect and Seller has not elected to indemnify Buyer with respect to the Title Defect under Section 4.05(a)(ii) or to retain the Assets associated with the Title Defect under Section 4.05(a)(iii), Buyer or Seller shall have the right to elect to have the Dispute regarding the validity of the Title Defect or the Title Defect Value determined by an Independent Expert in accordance with Article XVIII. In that event, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Title Defect or Title Defect Value, but upon the final resolution of the Dispute, the Title Defect Value, if any, found to be attributable to the Title Defect shall, subject to Section 4.05(d), be refunded by Seller to Buyer within three (3) Business Days of such resolution.

(d)Notwithstanding anything to the contrary in this Agreement, but subject to Section 4.05(e), (i) if the value of a particular individual Title Defect (or individual Title Benefit, except for an Asset on which there is a Title Defect exceeding $40,000) does not exceed $40,000, then it shall be deemed to be a Permitted Encumbrance and no adjustment to the Purchase Price shall be made or other remedies provided by Seller for the Title Defect (or Title Benefit), (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (after taking into account clause (i)) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then they shall be deemed to be Permitted Encumbrances and no adjustment of the Purchase Price shall be made or other remedies provided by Seller on account of Title Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (after taking into account clause (i)) does exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess and no other adjustment of the Purchase Price shall be made or other remedies provided by Seller on account of Title Defects.

(e)Notwithstanding the provisions of Section 4.05(d) and the other provisions of this Agreement, in the event Buyer asserts a Title Defect as a result of Seller's Net Revenue Interest in any well, unit, well location or Lease being less than that stated in Exhibit B and Seller owns a fee mineral, royalty or other similar non-leasehold oil, gas or other mineral interest in such well, unit, well location or Lease, then (i) the Assets shall be deemed to include such fee mineral, royalty or other similar non-leasehold oil, gas or other mineral interest; (ii) such fee mineral, royalty or other similar non-leasehold oil, gas or other mineral interest shall be conveyed by Seller to Buyer at the Closing; (iii) to the extent the inclusion of such fee mineral, royalty or other similar non-leasehold oil, gas or other mineral interest eliminates such Net Revenue Interest deficiency, the deficiency shall not constitute a Title Defect; and (iv) to the extent the inclusion of such fee mineral, royalty or other similar non-leasehold oil, gas or other mineral interest in the Assets results in Seller's Net Revenue Interest being greater than that stated in Exhibit B, the excess shall constitute a Title Benefit.

Section 4.06Special Warranty of Title. The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including the Assignment and Bill of Sale attached hereto as Exhibit C (the “Assignment”), shall provide for a special warranty of title warranting title by, through and under Seller, but not otherwise, subject to the Permitted Encumbrances and the terms of this Agreement. Buyer's remedy for breach of Seller's special warranty of title in the Assignment shall be limited to an amount not exceeding the Allocated Value of the affected Asset, and any claims for such breach must be asserted within eighteen (18) months from the Closing Date. Any such claims not asserted within such eighteen (18) month period shall be deemed to be Assumed Obligations.

Section 4.07Preferential Rights To Purchase.

(a)Seller shall use reasonable efforts, but without any obligation to incur any additional cost or expense, to comply with all preferential right to purchase provisions relative to any Asset (“PPRs”) prior to the Closing. Prior to the Closing, Seller shall notify Buyer of the existence of any known PPRs and if any PPRs are exercised or if the requisite period has elapsed without said rights having been exercised.

(b)If, as of the Closing Date, a Third Party holder of a PPR has timely and properly notified Seller that it elects to exercise its PPR with respect to the Assets to which its PPR applies (determined by and in accordance with the agreement in which the PPR arises), then the Assets covered by that PPR will be sold to such holder of the PPR subject to the terms and conditions of this Agreement, and will not be sold to the Party originally executing this Agreement as “Buyer” (subject to the remaining provisions in this Article), and the Unadjusted Purchase Price will be reduced by the Allocated Value of such Assets. Buyer shall remain obligated to purchase the remainder of the Assets not affected by an exercised PPR. Upon the consummation of the sale of any Assets to the holder of such PPR, any such Assets shall be deemed for all purposes to constitute “Excluded Assets”.

(c)After the Closing, if for any reason the purchase and sale of the Assets covered by a PPR exercised prior to Closing under (b) above is not or cannot be consummated with the holder of the PPR that exercised its PPR, Seller may so notify Buyer and within ten (10) Business Days after Buyer's receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Assets pursuant to the terms of this Agreement and for the Allocated Value of such Assets (except the Closing Date with respect to such Assets will be the date of assignment of such Assets from Seller to Buyer).

(d)Any interest in the Assets covered by any unexercised PPRs (whether due to the PPR notice period or otherwise) shall be conveyed to Buyer at the Closing subject to any PPRs, and Buyer shall assume all duties, obligations and liabilities arising from the PPR. Without limiting the foregoing, if any Third Party elects to purchase all or a part of an interest in any Asset subject to a PPR after the Closing Date, Buyer shall be obligated to convey that interest to that Third Party and shall be entitled to the consideration for the sale of that interest.

Section 4.08Consents to Assignment. Seller shall use reasonable efforts to obtain all necessary consents from Third Parties to assign the Assets prior to the Closing (other than approvals of any relevant Governmental Authority that are customarily obtained after the Closing), and Buyer shall assist Seller with those efforts; provided, however, Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of the consent in order to obtain a waiver or consent. To the extent any such consents are not obtained prior to Closing and an express provision of the document providing for the consent would render the assignment of some or all of the Assets void or voidable, give rise to a claim for specified liquidated damages or cause the termination of the Lease or other Asset to be assigned as a result of the failure to obtain that consent, then that failure shall constitute a Title Defect as to the portion of the Assets affected thereby, and the provisions of Section 4.05(a) shall apply thereto. In all other cases, such unobtained consents shall not constitute Title Defects.

Section 4.09Title Benefits; Remedies.

(a)If any Party discovers any Title Benefit during the Examination Period affecting the Assets, it shall promptly notify the other Parties at or before the expiration of the Examination Period. Subject to Section 4.05(d), Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 12.02(a)(iii) with respect to the Title Benefit, in an amount mutually agreed upon by the Parties. For purposes of this Agreement, the term “Title Benefit” means the Seller's interest in any Asset that is greater than or in addition to that set forth in Exhibit B, including a Net Revenue Interest that is greater than that set forth in Exhibit B or Seller's Working Interest in any Asset that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest).

(b)If, with respect to a Title Benefit, Buyer and Seller have not agreed on the amount of the upward Purchase Price Adjustment or have not otherwise agreed on such amount at or prior to the Closing, Seller or Buyer shall have the right to elect to have the Dispute regarding the Purchase Price Adjustment determined by an Independent Expert in accordance with Article XVIII. In that event, Buyer shall pay the undisputed portion of the Purchase Price with respect to the Asset affected by the Title Benefit at the Closing and, subject to Section 4.05(d), upon determination of the amount of the adjustment, shall pay to Seller any unpaid portion within three (3) Business Days of such determination.

Article V
Environmental Matters

Section 5.04Environmental Review.

(a)Buyer shall have the right to conduct or cause a consultant reasonably acceptable to Seller (“Buyer's Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer's Environmental Review”). The cost and expense of Buyer's Environmental Review, if any, shall be borne solely by Buyer. The scope of work comprising Buyer's Environmental Review shall be limited to a Phase I review and otherwise as may be agreed by Buyer and Seller prior to commencement. The Environmental Review shall not include any intrusive test or procedure without the prior written consent of Seller, which consent will not be unreasonably withheld. Buyer shall, and shall cause Buyer's Environmental Consultant to, (i) consult with Seller before conducting any work comprising Buyer's Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with the operation of the Assets and (iii) comply with all applicable Law. Buyer shall be solely responsible for obtaining any consents from a Third Party that are required to perform any work comprising Buyer's Environmental Review, and Buyer shall consult with Seller prior to requesting each such consent. Seller shall have the right to have a representative or representatives accompany Buyer and Buyer's Environmental Consultant at all times during Buyer's Environmental Review. With respect to any samples taken in connection with Buyer's Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller without charge. Buyer releases, and shall defend, indemnify and hold harmless, Seller Indemnitees from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLER'S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, BUT SPECIFICALLY EXCLUDING THOSE RESULTING FROM SELLER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) arising out of or relating to Buyer's Environmental Review. The indemnity and other obligations set forth in the immediately preceding sentence shall survive the Closing or termination of this Agreement.

(b)Unless otherwise required by applicable Law, Buyer shall, and shall cause Buyer's Environmental Consultant to, treat confidentially any matters revealed by Buyer's Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not, and shall cause Buyer's Environmental Consultant to not, disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller. Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer's Environmental Consultant or any Third Party to which Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order or seek any other remedy, as Seller deems appropriate under the circumstances. Buyer shall provide to Seller copies of any Environmental Information generated by Buyer or Buyer's Environmental Consultant promptly after Buyer's receipt thereof. If this Agreement is terminated prior to the Closing, Buyer shall promptly deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller without charge. The confidentiality and other obligations set forth in this paragraph shall survive the termination of this Agreement.

Section 5.02Environmental Definitions.

(a)Assumed Environmental Obligations. For purposes of this Agreement, the term “Assumed Environmental Obligations” means, with respect to Seller's ownership of the Assets, the operation of the Assets or the condition of the Assets and any surface or subsurface depths used in connection with the Assets, including any pooled, communitized or unitized acreage by virtue of the Assets being a part of the pooled, communitized or unitized area (collectively, the “Subject Property”), all liabilities, losses, claims, obligations, costs or expenses arising from or relating to the following: (i) any violation or alleged violation of, or non-compliance with applicable Environmental Law prior to, on, or after the Effective Time, including the cost of correcting such violations or noncompliance and any fines or penalties arising out of such violations or noncompliance; (ii) the release, discharge or disposal of Hazardous Substances prior to, on, or after the Effective Time, at, on, in, under, from or migrating to or from the Subject Property, including claims for property damage, loss, injury, damage to natural resources, bodily injury or wrongful death, and any investigation, remediation or monitoring with respect to said Hazardous Substances; (iii) any Environmental Defects that are not Indemnified Environmental Defects; or (iv) those matters that would otherwise be Environmental Defects but for the provisions of Section 5.04(c).

(b)Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” means, with respect to any given Asset, an individual environmental condition identified with specificity in Buyer's Environmental Review that constitutes a material violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which the affected Asset is located, excluding, however any environmental conditions (i) deemed not to be Environmental Defects by application of Section 5.04(c), or (ii) relating to asbestos or NORM as described in Section 5.07.

(c)Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” means, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct the Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available. The Environmental Defect Value of an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Value. For example, if a matter which constitutes an Environmental Defect affects more than one

Asset or the curative work with respect to one Environmental Defect results (or is reasonably expected to result) in the curing of any other Environmental Defect affecting the same or another Asset, the amount of such curative work shall be allocated among the Assets so affected (in the ratios of the respective portions of the Allocated Values of such Assets) and the amount so allocated shall be included only once in the Environmental Defect Value.

(d)Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” means all Laws pertaining to health (as relates to exposure to Hazardous Substances) or the environment, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(e)Hazardous Substances. For purposes of this Agreement, the term “Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

(f)Indemnified Environmental Defects. For purposes of this Agreement, the term “Indemnified Environmental Defect” means an Environmental Defect as to which Seller has elected to indemnify Buyer in accordance with Section 5.04(a)(ii).

Section 5.03Notice of Environmental Defects. If Buyer discovers any Environmental Defect affecting any Asset, Buyer shall notify Seller of the alleged Environmental Defect as promptly as possible, but no later than the expiration of the Examination Period. To be effective, this notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in sufficient, specific detail, including (A) the written conclusion of Buyer's Environmental Consultant that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer's Environmental Review; and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Asset or Assets affected by the Environmental Defect, including a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer's Environmental Consultant; and (vi) state Buyer's estimate of the Environmental

Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price to accept such Environmental Defect if Seller elected Section 5.04(a)(i) as the remedy for it. Any matters that may otherwise have constituted Environmental Defects, but that are not so described in a timely Environmental Defect Notice complying with this Section 5.03, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation. After receipt of an effective Environmental Defect Notice, Seller shall have the option, but not the obligation, to attempt to cure the Environmental Defect at any time prior to the Closing and to postpone the Closing Date up to thirty (30) days beyond the date set forth in Section 12.01 to facilitate the cure.

Section 5.04Remedies for Environmental Defects.

(a)Subject to the continuing right of Seller to dispute the existence of an asserted Environmental Defect and/or the asserted Environmental Defect Value and subject to the rights of the Parties under Section 13.01(f), if any Environmental Defect timely asserted by Buyer in accordance with Section 5.03 is not waived in writing by Buyer or cured on or before Closing, Seller shall, at Seller's sole option, elect to:

(i)subject to Section 5.04(c), reduce the Purchase Price by the Environmental Defect Value for the Environmental Defect as determined in accordance with Section 5.02(c) or Article XVIII (which shall cause such alleged Environmental Defect to become an Assumed Obligation under Section 16.02);

(ii)indemnify Buyer against all claims resulting from the Environmental Defect pursuant to an indemnity agreement (the “Environmental Indemnity Agreement”) in the form attached to this Agreement as Exhibit E; or

(iii)retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset and the associated Assets.

(b)If at or before the Closing Buyer and Seller have not agreed on the validity of any asserted Environmental Defect or the Environmental Defect Value attributable to the Environmental Defect and Seller has not elected to indemnify the Buyer with respect to the Environmental Defect under Section 5.04(a)(ii) or to retain the Assets associated with the Environmental Defect under Section 5.04(a)(iii), Buyer or Seller shall have the right to elect to have the Dispute regarding the validity of the Environmental Defect or the Environmental Defect Value determined by an Independent Expert in accordance with Article XVIII. In that event, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Environmental Defect or Environmental Defect Value, but on the final resolution of the Dispute the Environmental Defect Value, if any, found to be attributable to the Environmental Defect shall, subject to Section 5.04(c), be refunded by Seller to Buyer within three (3) Business Days of such resolution.

(c)Notwithstanding anything to the contrary in this Agreement (i) if the Environmental Defect Value for a particular individual Environmental Defect does not exceed $40,000, then no adjustment to the Purchase Price shall be made for the Environmental Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding $40,000) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then no adjustment of the Purchase Price shall be made on account of Environmental Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding $40,000) does exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess.

Section 5.05No Warranty Regarding Environmental Matters. SELLER WILL CONVEY THE ASSETS TO BUYER WITHOUT ANY WARRANTY OF ANY KIND WITH RESPECT TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL DEFECTS, EXPRESS, STATUTORY OR IMPLIED, NOT EVEN FOR RETURN OF THE PURCHASE PRICE. BUYER'S SOLE REMEDY FOR ENVIRONMENTAL DEFECTS OR OTHER ENVIRONMENTAL MATTERS IS THE ENVIRONMENTAL DEFECT PROCEDURE UNDER THIS ARTICLE V.

Section 5.06Physical Condition of the Assets. Buyer acknowledges that the Assets have been used by Seller for oil and gas drilling and production operations and related field operations, and that physical changes in the Assets (or adjacent lands) may have occurred as a result of those uses. In this regard, the Assets may also contain unplugged or improperly plugged wells, wellbores or buried pipelines or other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the property. Buyer understands that Seller does not have the requisite information with which to determine the exact condition of the Assets or the effect that any such use has had on the physical condition of the Assets, and Seller does not make any representation or warranty with respect to those matters and Buyer expressly assumes all liability for those matters (INCLUDING THOSE RESULTING FROM SELLER'S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Section 5.07NORM. Buyer acknowledges that some oilfield production equipment comprising the Assets may contain asbestos and/or naturally occurring radioactive material (“NORM”). In this regard, Buyer specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Assets or located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease. Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets if and where they may be found, and Buyer assumes Seller's liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on the Assets at or after the Effective Time in accordance with all requirements of any Governmental Authority (INCLUDING THOSE RESULTING FROM SELLER'S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Article VI
Representations and Warranties of Seller

Inclusion of a matter on a Schedule to a representation or warranty which addresses matters possibly having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule or Exhibit to this Agreement for purposes of information only. Nothing in the Schedules of Seller is intended to broaden the scope or effect of any representation or warranty contained in the Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation to any third person, or an admission to any third person against the interest of Seller. Descriptions of or references to particular contracts, agreements, notices and other documents herein are qualified in their entirety by reference to such documents. Certain sections of the Agreement may be qualified by the matters set forth in the related Schedule, and the disclosure of any fact or item in any of the Schedules shall, should the existence of such fact or item be relevant to any other of the Schedules or sections in the Agreement, be deemed to be disclosed with respect to that other section or Schedule. In disclosing information pursuant to the Schedules, Seller does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine. Subject to the foregoing, the disclaimers and waivers contained herein and the other terms and conditions of this Agreement, Seller represents and warrants to Buyer that:

Section 6.04Seller's Existence. COG is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Concho LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 6.02Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Seller. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a)any provision of Seller's charter and operating agreement or other governing documents; or

(b)any judgment, order, ruling or decree applicable to Seller as a party in interest or any Law applicable to Seller's interest in any of the Assets, except (i) as would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) as to rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Authorities where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof.

Section 6.03Execution. The execution, delivery and performance of this Agreement and the transactions it contemplates for Seller are duly and validly authorized by the requisite limited liability company action, as applicable, on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents this Agreement requires be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing those other documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04Brokers. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05Bankruptcy. There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller's Knowledge, threatened against Seller.

Section 6.06Proceedings. There is no suit, action, claim, investigation or inquiry by any Person or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller's Knowledge, threatened against Seller or any Affiliate of Seller or the Assets, or any of them, that has materially affected or will materially affect Seller's ability to consummate the transactions contemplated by this Agreement.

Section 6.07Royalties. To Seller's Knowledge, during the Seller Ownership Period all rentals, royalties and other payments due under the Subject Interests have been paid in all material respects, except those amounts in suspense and where failure to so pay would not have a Material Adverse Effect. The term “Seller Ownership Period” means, with respect to each Asset, the period beginning on the date Seller acquired ownership of the Asset and ending at the Effective Time.

Section 6.08Taxes. To Seller's Knowledge, during the Seller Ownership Period, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds of production that have become due and payable have been paid in all material respects prior to becoming delinquent, unless contested in good faith.

Section 6.09Contracts. To Seller's Knowledge, all of Seller's material Contracts (a) are in full force and effect, and (b) Seller is not in default with respect to any of Seller's material obligations under any of them.

Section 6.10Governmental Authorizations. Except as set forth on Schedule 6.10, except for failures to obtain or maintain as would not, individually or in the aggregate, have a Material Adverse Effect and to Seller's Knowledge, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications for any of them (the “Governmental Authorizations”) that are presently necessary or required by Seller for Seller's ownership and operation of the Assets as currently owned and operated by Seller (excluding matters arising under Environmental Laws or relating to Taxes, which are addressed exclusively under Article V and Section 6.08, respectively).

Section 6.11No Violations of Laws. To Seller's Knowledge and except as set forth on Schedule 6.11, Seller has not violated any applicable Law (excluding Environmental Laws and Laws relating to Taxes, which are addressed exclusively under Article V and Section 6.08, respectively) with respect to the ownership and operation of the Assets, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect.

Section 6.12No Prepayments. There have been no advance, take or pay or other prepayments received by Seller with respect to Seller's interest in the Assets that would obligate Buyer to deliver Hydrocarbon production from the Assets after the Effective Time without receiving full payment.

Section 6.13AFE's. With respect to the joint, unit or other operating agreements relating to the Assets, except as set forth in Schedule 6.13, there are no outstanding calls or payments in excess of $100,000 (net to Seller's interest) under authorities for expenditures for payments relating to the Assets which are due or which Seller has committed to make which have not been made.

Section 6.14Litigation. There is no suit or action pending, arising out of, or to Seller's Knowledge threatened that would have a Material Adverse Effect.

Section 6.15Suspense Accounts. To Seller's Knowledge, Schedule 6.15 sets forth a true and complete listing, as of October 1, 2012, of all Third Party proceeds of Hydrocarbon production attributable to the Assets operated by Seller being held in suspense by Seller.

Section 6.16Hydrocarbon Sales Agreements. To Seller's Knowledge, except as set forth in Schedule 6.16, there are no sales, purchase or marketing Contracts that are currently in effect and under which Seller is a seller of Hydrocarbons produced from the Assets that provide for a fixed price and that cannot be cancelled at any time upon ninety (90) days (or less) prior notice.

Section 6.17Records. The Records have been maintained in the ordinary course of Seller's business without material deletion or removal therefrom in connection with the transactions contemplated by this Agreement.

Article VII
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 7.04Buyer's Existence. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified to conduct business and in good standing in the States in which the Assets are located. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 7.02Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Buyer. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i)any provision of Buyer's partnership agreement and other governing documents;

(ii)any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(iii)any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Law applicable to Buyer.

Section 7.03Execution. The execution, delivery and performance of this Agreement and the transactions it contemplates for Buyer are duly and validly authorized by all requisite limited partnership or other action on the part of Buyer and its general partner. This Agreement has been duly executed and delivered by Buyer (and all documents this Agreement requires be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing those other documents will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.04Brokers. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 7.05Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer's knowledge, threatened against Buyer or any Affiliate of Buyer.

Section 7.06Proceedings. There is no suit, action, claim, investigation or inquiry by any Person or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer's knowledge, threatened against

Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer's ability to consummate the transactions contemplated by this Agreement.

Section 7.07Qualifications. Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 7.08Investment. Buyer is an “accredited investor,” as that term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution in violation of the Securities Act of 1933, as amended, and the rules and regulations under that statute, any applicable state blue sky laws or any other applicable securities laws. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

Section 7.09Funds. Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as provided in this Agreement and otherwise to perform its obligations under this Agreement.

Section 7.10Independent Investigation. Buyer is an experienced and knowledgeable investor in the oil, gas and mineral resources industry that has previously expended substantial amounts in the acquisition and development of oil, gas and mineral properties. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and their value. Buyer is knowledgeable of the usual and customary practices of producers such as Seller, including reliance on the advice of experts (e.g., reservoir and facility engineers, attorneys, tax advisors, accountants, valuation specialists and environmental consultants), and it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets, upon the representations and warranties in Article VI and upon the covenants of Seller in this Agreement, and not on any other representations, warranties or covenants of Seller or any other Person. Except for the representations and warranties expressly made by Seller in Article VI of this Agreement, or in the Assignment, Buyer represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Buyer has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, Buyer represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, environmental liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.

Article VIII
Tax-Deferred Exchange

Section 8.04Election. At or before the Closing, Seller may elect, by notice to Buyer, to effect a tax-deferred exchange, pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), of those Assets it owns and is transferring for other qualifying properties in accordance with this Article VIII; provided, however, that notwithstanding anything to the contrary in this Article VIII, under no circumstances shall the consummation of the transactions contemplated by this Agreement be delayed, directly or indirectly, as a result of any such tax-deferred exchange.

Section 8.02Qualified Intermediary. If Seller makes a tax-deferred exchange election under this Article VIII, Seller may elect, by notice to Buyer delivered on or before the Closing Date, to have all or a portion of the Purchase Price paid to a qualified intermediary.

Section 8.03Additional Costs. If Seller makes a tax-deferred exchange election under this Article VIII, Buyer shall not be required to incur any additional cost, liability or obligation.

Section 8.04Indemnification. If Seller makes a tax-deferred exchange election, it shall release, indemnify, defend and hold harmless Buyer from any responsibility or liability related to such election.

Article IX
Seller's Conditions to Close

The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.04Representations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of those dates.

Section 9.02Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03Pending Matters. No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement; provided, however, the Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of PPRs seeking to enforce such rights with respect to the Assets. The Assets subject to such suits, actions or other proceedings shall be excluded from the initial Closing and treated, for purposes of this Agreement only, as though the PPR(s) had been exercised prior to Closing pursuant to Sections 4.07(b) and 4.07(c) pending the completion of such suits, actions or other proceedings.

Article X
Buyer's Conditions to Close

The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 10.04Representations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of those dates.

Section 10.02Performance. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by Seller at or prior to the Closing.

Section 10.03Pending Matters. No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement; provided, however, the Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of PPRs seeking to enforce such rights with respect to the Assets. The Assets subject to such suits, actions or other proceedings shall be excluded from the initial Closing and treated, for purposes of this Agreement only, as though the PPR(s) had been exercised prior to Closing pursuant to Sections 4.07(b) and 4.07(c) pending the completion of such suits, actions or other proceedings.

Article XI
Purchase Price Allocation and Tax Matters

Section 11.04Purchase Price Allocation. The Unadjusted Purchase Price has been allocated among the Assets by Buyer as set forth in Exhibit B. Buyer represents that the Allocated Values constitute reasonable and good faith allocations of the Unadjusted Purchase Price among the Assets. Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Unadjusted Purchase Price pursuant to this Agreement.

Section 11.02Transfer Taxes. Buyer shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless Seller (and Seller's members, managers, officers, employees and agents) from and against, all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement, including any and all legal costs associated with them. Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to any such Transfer Taxes; provided, however, that Seller shall cooperate with Buyer and take any action reasonably requested by Buyer which does not cause Seller to incur any cost or inconvenience to minimize any such Transfer Taxes. For purposes of this Agreement, the term “Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

Section11.03Audit Rights. Seller shall cooperate with Buyer and make available, during normal business hours, to Buyer and its representatives prior to and following the Closing any and all existing information and documents relating to revenues and expenses attributable to the Assets and in the possession of Seller (subject to the rights of Third Parties) that Buyer may reasonably require to comply with Buyer's tax and financial reporting requirements and audits, including any filings with any Governmental Authority and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Seller shall also use its reasonable efforts to enforce any audit rights that Seller may have under any Contracts to obtain information or documents reasonably requested by Buyer or Buyer's representatives in connection with any such reporting requirements, audits or filings. Without limiting the generality of the foregoing, Seller will use its commercially reasonable efforts after execution of this Agreement and following Closing to cooperate with the independent auditors chosen by Buyer (“Buyer's Auditor”) in connection with their audit or review of any revenue and expense records pertaining to the Assets that Buyer or any of its Affiliates requires to comply with their tax, financial and other reporting requirements. Seller's cooperation will include (i) reasonable access during normal business hours to Seller's employees and representatives designated by Seller who were responsible for preparing or maintaining the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer's Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; and (ii) delivery of one or more customary representation letters from Seller to Buyer's Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to allow Buyer's Auditor to issue an opinion with respect to its audit or review. Buyer will pay or, if paid, reimburse Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs incurred by Seller in complying with the provisions of this Section 11.03.

Article XII
The Closing

Section 12.01Time and Place of the Closing. If the conditions referred to in Articles IX and X of this Agreement have been satisfied or waived in writing, and subject to any extensions pursuant to Sections 4.04(b), 5.03 or 13.01(f) or by written agreement of the Parties or as the Parties otherwise may agree in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, whose address is One Concho Center, 600 W. Illinois Ave., Midland, Texas 79701, or at such other place reasonably designated by Seller, on December 20, 2012, at 9:00 a.m. local time in Midland, Texas (the “Closing Date”).

Section 12.02Adjustments to Purchase Price at the Closing.

(a)At the Closing, the Purchase Price shall be increased by the following amounts (without duplication):
(i)an amount equal to all prepaid ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets, and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid taxes and costs relate to periods of time after the Effective Time;

(ii)an amount equal to all operating and capital costs and expenses (including without limitation rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and, for wells located on the Leases and not operated by Seller or Seller's Affiliates, overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by Seller as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) previously paid by Seller that are attributable to the Assets and attributable to the period of time from and after the Effective Time;

(iii)all increases to the Purchase Price for Title Benefits provided in Section 4.09;

(iv)the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the sales connection or upstream of the applicable sales meter as of the Effective Time, such value to be the actual price received for such Hydrocarbons upon the first sale thereof or absent a sale, then such value shall be based upon the average market price posted in the area for Hydrocarbons of similar quality and grade in effect as of the Effective Time, less all applicable royalties, production or severance Taxes, gravity adjustments and transportation expenses necessary to market such production;

(v)all proceeds actually paid to Buyer from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues paid to Buyer that arise out of the ownership or operation of the Assets prior to the Effective Time;

(vi)an amount equal to all Taxes (other than income taxes, ad valorem, property and similar taxes) that are incurred and paid by Seller in connection with the ownership or operation of the Assets from and after the Effective Time;

(vii)for all wells located on the Leases and operated by Seller or any of Seller's Affiliates, a monthly overhead fee of $800.00, prorated for partial months, per well while Seller is operating the Assets from and after the Effective Time; and

(viii)any other amounts provided for in this Agreement or agreed by Buyer and Seller.

(b)At the Closing, the Purchase Price shall be decreased by the following amounts (without duplication):

(i)an amount equal to all unpaid ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets insofar as such unpaid Taxes relate to periods of time prior to the Effective Time, which amount shall, to the extent not actually assessed, be computed based on such Taxes and assessments for the preceding taxable year (such amount to be prorated for the period of Seller's ownership prior to the Effective Time);

(ii)all proceeds actually collected by Seller from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other cash receipts of Seller arising out of the ownership or operation of the Assets from and after the Effective Time;

(iii)the Allocated Value of any Subject Interest covered by an exercised PPR pursuant to Section 4.07(b);

(iv)all reductions in the Purchase Price for Title Defects provided in Article IV and for Environmental Defects provided in Article V;

(v)an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 16.02;

(vi)$500,000.00 related to post-Effective Time workovers in the Lower Abo Field; and

(vii)any other amount provided for in this Agreement or agreed by Buyer and Seller.

(c)The adjustments described in Sections 12.02(a) and (b) above are referred to as the “Purchase Price Adjustments.” To the extent that the amount of any Purchase Price Adjustment is not determinable with certainty by Seller prior to the Closing, the amount of such Purchase Price Adjustment shall be determined by Seller based upon Seller's good faith estimate.

Section 12.03Closing Statement. Not later than the third Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) of (a) the estimated Purchase Price Adjustments, and (b) a credit for the Deposit as described in Section 3.02(b). At the Closing, Buyer shall pay the Purchase Price as so estimated to Seller in immediately available federal funds, as adjusted by the Purchase Price Adjustments and the credit for the Deposit reflected on the Closing Statement.

Section 12.04Actions of Seller at the Closing. At the Closing, Seller shall:

(a)execute, acknowledge and deliver to Buyer the Assignment, in sufficient counterparts for filing in each appropriate county, and such other instruments (in form and substance agreed by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer, including appropriate state and federal assignments of record title and operating rights;

(b)upon written request of Buyer at least twenty-one (21) days prior to the Closing Date, execute and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c)execute and deliver to Buyer the Closing Statement;

(d)subject to the provisions of Section 14.03 regarding the Records, deliver to Buyer possession of the Assets;

(e)deliver to Buyer a certificate under Section 1445(b)(2) of the Code executed by Seller, providing that Seller is not a foreign Person;

(f)execute and deliver to Buyer appropriate change of operator forms on those Assets operated by Seller or Seller's Affiliates;

(g)deliver to Buyer recorded or recordable releases of all mortgage liens, security interests and financing statements granted by Seller that encumber the Assets, if any;

(h)deliver to Buyer a Closing Certificate dated as of the Closing Date, executed by an executive officer of Seller, certifying that all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied; and

(i)execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

Section 12.05Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a)deliver to Seller the Purchase Price in immediately available federal funds (with the adjustments and credits provided in Section 12.03) by wire transfer to accounts designated by notice to Buyer from Seller on or before the second Business Day before the Closing;

(b)execute and deliver to Seller the Closing Statement;

(c)deliver to Seller written evidence of Buyer's compliance with the qualification and bonding requirements of Section 7.07;

(d)deliver to Seller a Closing Certificate dated as of the Closing Date, executed by the general partner of Buyer, certifying that all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied;

(e)subject to the provisions of Section 14.03 regarding the Records, take possession of the Assets; and

(f)execute, acknowledge and deliver the Assignment and any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement.

Article XIII
Termination

Section 13.01Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)by written consent of Buyer and Seller;

(b)by Seller on the Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects or waived by Seller;

(c)by Buyer on the Closing Date if the conditions set forth in Article X have not been satisfied in all material respects or waived by Buyer;

(d)by Seller, by notice to Buyer on or after December 21, 2012, if the Closing shall not have occurred;

(e)by Buyer or Seller if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated by this Agreement; or

(f)by Buyer or Seller if (i) the aggregate amount of the Purchase Price Adjustments agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to Title Defect Values attributable to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) determined in accordance with Article IV, plus (ii) the aggregate amount of the Purchase Price Adjustments agreed to by the Parties or otherwise finally determined pursuant to this Agreement with respect to Environmental Defect Values attributable to all uncured Environmental Defects determined in accordance with Article V, exceeds twenty percent (20%) of the Unadjusted Purchase Price; provided, however, that if a Dispute regarding the existence or value of any of the foregoing is subject to resolution in accordance with Article XVIII, Seller shall have the right and option to postpone the Closing Date, and if Seller exercises such right no Party may terminate this Agreement pursuant to this Section 13.01(f), until each such Dispute is resolved;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (f) above if that Party is at the time in material breach of any provision of this Agreement.

Section 13.02Effect of Termination. If the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 13.01, then except as provided in Sections 4.01, 5.01, 13.02, 13.04, 13.05 and 18.05, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that a Party shall continue to be liable for any breach of this Agreement or any liability that has accrued prior to the date of termination or results from any event occurring prior to termination. Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to this Article XIII, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any person without any restriction under this Agreement or claim by Buyer hereunder. Termination of this Agreement shall not affect the Parties' rights or obligations under the Confidentiality Agreement.

Section 13.03Termination Damages.

(a)If this Agreement is terminated by Seller as provided in Section 13.01(b), then Seller shall retain the Deposit as liquidated damages on account of such termination, which remedy upon such a termination by Seller shall be the sole and exclusive remedy available to Seller. Buyer and Seller acknowledge and agree that (i) Seller's actual damages upon such a termination are difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b)If this Agreement is terminated as provided in Sections 13.01 (a), (c), (d), (e) or (f), then within three (3) Business Days after termination Seller shall return to Buyer in immediately available funds the Deposit.

Section 13.04Return of Documents and Confidentiality. Upon any termination of this Agreement, Buyer shall within ten (10) Business Days following such termination return to Seller all title, engineering and other data, reports, maps and other information furnished by Seller or any Affiliates or Advisors of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, together with all copies of the foregoing, and an officer of Buyer shall certify same to Seller in writing.

Section 13.05Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless they are a part of a Third Party claim for which a Party is seeking indemnification under this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XIV
Post-Closing Obligations

Section 14.01Gas Imbalances. The Gas Imbalances attributable to the Subject Interests as of the dates set forth on Schedule 14.01, of which Seller has Knowledge, are set forth on Schedule 14.01 (the “Agreed Imbalance”). For purposes of this Agreement, “Gas Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to gas produced from or allocated to the Subject Interests, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Law. Buyer and Seller shall jointly verify the actual net gas imbalances as of the Effective Time in the Accounting Statement and any Agreed Imbalance shall be accounted for between the Parties in the Accounting Statement at the New York Mercantile Exchange (NYMEX) closing price per MCF on the third (3rd) Business Day preceding the Effective Time. This settlement shall be final and no Party afterwards shall make claim upon the other Parties concerning the Gas Imbalances. BUYER ASSUMES ALL RIGHTS AND LIABILITIES RELATING TO GAS IMBALANCES DISCOVERED AFTER THE FINAL STATEMENT INCLUDING ANY REVENUE ADJUSTMENT CAUSED BY SUCH SUBSEQUENTLY DISCOVERED GAS IMBALANCES AND AGREES TO DEFEND AND INDEMNIFY SELLER FROM AND AGAINST ANY CLAIM, BY ANYONE, ARISING OUT OF SUCH GAS IMBALANCES REGARDLESS OF SELLER'S NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY).

Section 14.02Final Accounting Statement.

(a)On or before the one hundred twentieth (120th) day after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth a detailed calculation of the actual Purchase Price Adjustments (the “Accounting Statement”). The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date, including any Gas Imbalances, and the allocation of revenues and expenses as determined in accordance with Section 12.02. Seller shall provide Buyer such data and information as Buyer reasonably may request supporting the amounts reflected on the Accounting Statement to permit Buyer to agree to the Accounting Statement. The Accounting Statement shall become final and binding on the Parties on the thirty-first (31st) day following receipt by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to that date, and upon such Notice of Disagreement, the Accounting Statement will be final and binding with respect to all matters other than those specified in the Notice of Disagreement. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XVIII.

(b)If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if

applicable). If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller shall refund to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable). For purposes of this Agreement, the term “Final Statement” means (i) the final Accounting Statement as finalized pursuant to Section 14.02(a), or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the final Accounting Statement reflecting those resolutions.

(c)The Parties agree that any and all payments pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 14.03Further Cooperation. Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within thirty (30) Business Days after the Closing to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability; provided, that Seller shall provide Buyer with reasonable access to such Records during such period. Seller shall have the right to retain copies of any of the Records and the rights granted under Section 19.04.

Section 14.04After the Closing. After the Closing Date, Seller and Buyer, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other reasonably may request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. In furtherance of the foregoing, Seller shall, at Buyer's request, use Seller's reasonable efforts to assist Buyer in obtaining appropriate assignments of Seller's operating rights and record title with respect to Leases from Governmental Authorities. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party under this Agreement and to have all expenditures to be made with respect to the Assets be made by the proper Party under this Agreement. To the extent a Party receives funds after the Closing Date, other than funds described in and allocated pursuant to Section 12.02(a) or (b), to which another Party is entitled, the receiving Party will promptly, but in any event no later than ten (10) days after receipt, transfer such funds to the Party so entitled. To the extent a Party receives any invoice or statement after the Closing Date that is the responsibility of another Party, the receiving Party will promptly, but in any event no later than ten (10) days after receipt, send the invoice or statement to the appropriate Party.

Article XV
Operation of the Assets

Section 15.01Operations. From and after the date of this Agreement until the Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer (which consent will be conclusively presumed to have been given as of 5:00 p.m. Midland time on the third (3rd) Business Day following notice to Buyer requesting the consent unless Buyer has notified Seller in writing that it does not consent), or in situations in which emergency action is taken in the face of risk to life, property or the environment, Seller shall:
(a)operate and maintain the Subject Interests operated by Seller or an Affiliate of Seller in the usual, regular and ordinary manner consistent with past practice,

for which Seller shall be entitled to retain or obtain payment or reimbursement for overhead charges attributable to the period from the Effective Time until Closing payable by Third Parties pursuant to applicable operating agreements or in the absence of an operating agreement, those customarily billed under such agreements;

(b)except to the extent necessary to maintain the Leases, not enter into a material Contract, or materially amend or change the terms of any such Contract that would involve individual commitments of more than $100,000, net to the Working Interest of Seller;

(c)Except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any well located on the Leases, nor commence any drilling, reworking or completing or other operations on the Leases which requires estimated expenditures exceeding $100,000, net to the Working Interest of Seller, for each operation (except for emergency operations and operations required under presently existing authorizations for expenditures described on Schedule 6.13) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the terms of this paragraph (c) shall not apply to any expenditures of Seller which will not be charged to Buyer;

(d)unless required by Law or a Governmental Authority, not plug or abandon any well located on the Subject Interests that is identified on Exhibit B as producing;

(e)not transfer, sell, mortgage, farmout, hypothecate, pledge or otherwise dispose of any material portion of the Subject Interests other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Subject Interests or for which replacement equipment has been obtained;

(f)not release, terminate or materially amend any material Lease or Easement;

(g)not enter into any agreement, instrument or document or take or fail to take any action which would have the effect of reducing the Net Revenue Interests of Seller below those set forth in Exhibit B or increasing the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(h)not voluntarily relinquish its position as Operator to anyone other than Buyer with respect to any of the operated Assets; and

(i)to the extent Seller has Knowledge thereof, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Seller which materially affect the Assets; or (ii) any proposal from a Third Party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

Section 15.02Limitations on the Operational Obligations and Liabilities of Seller.

(a)Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that, as long as Seller has voted Seller's interests in a manner that complies with the provisions of this Article XV, the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XV, nor shall any action required by a vote of working interest owners constitute such a violation. To the extent that Seller or an Affiliate of Seller is not the operator of an Asset, the obligations of Seller in this Article XV shall be construed to require that Seller use reasonable efforts (without being obligated to incur any material expense or institute any cause of action) to cause the operator of that Asset to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(b)Notwithstanding anything to the contrary in this Article XV, Seller shall have no liability to Buyer for, and Buyer agrees to release, defend, indemnify and hold harmless Seller, Seller's members, managers, Affiliates, co-lessees, co-venturers and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, Affiliates, subsidiaries, successors and assigns (collectively, “Seller Indemnitees”) from, the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (INCLUDING THOSE RESULTING FROM SELLER INDEMNITEES' SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) to the extent that such payments relate to periods after the Effective Time. In no event shall Buyer's remedy for Seller's breach of Seller's obligations under this Article XV exceed the Allocated Value of the Subject Interest affected by such breach.

Section 15.03Operation of the Assets after the Closing. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the operated Assets following the Closing and Buyer assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing. Seller does not warrant or guarantee that Buyer will become the operator of the operated Assets or any portion of the Assets, as such matter will be controlled by the applicable joint operating agreement(s). Without implying any obligation on Seller's part to continue operating any operated Assets after the Closing, if Seller elects to continue to operate any such Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, the continued operation by Seller shall be for the account of Buyer, at the sole risk, cost and expense of Buyer. Buyer releases and agrees to indemnify, defend and hold harmless Seller Indemnitees, as a part of the Assumed Obligations, from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLER INDEMNITEES' SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) with respect to (a) continued operations by Seller, (b) Buyer's assumption of operations from Seller, and (c) compliance with the terms of any applicable joint operating agreement related to the election of a successor operator.

Section 15.04Change in Circumstances; Casualty Loss.

(a)Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until the Closing, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells and damage to and depreciation of property, including normal wear and tear.

(b)If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat of any such destruction, taking or proceeding, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 15.04(c). Seller shall maintain Seller's existing insurance coverage with respect to the Assets from the date of this Agreement until Closing.

(c)Notwithstanding Section 15.04(a), in the event of any loss described in Section 15.04(b), at the Closing, Seller shall pay to Buyer all sums paid to Seller by Third Parties by reason of the destruction or taking of such Assets (up to the Allocated Value), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking (up to the Allocated Value).

Article XVI
Obligations and Indemnification

Section 16.01Retained Obligations. Provided that the Closing occurs and subject to Section 16.04, Seller shall retain (but only to the extent Buyer has provided Seller with a timely Claim Notice in accordance with Section 16.04(a) and not otherwise, and only to the extent the same do not constitute Permitted Encumbrances, Indemnified Title Defects, Assumed Environmental Obligations or Indemnified Environmental Defects) all costs, expenses, liabilities and obligations of Seller related to (a) the payment or improper payment of royalties, rentals and other similar payments by Seller accruing under the Leases prior to the Effective Time; (b) claims of Third Parties for personal injury, death or property damage to the extent such personal injury, death or property damage occurs prior to the Effective Time as a result of the operation of the Assets by Seller; (c) the mispayment or non-payment by Seller of ad valorem, property, severance, production and similar Taxes attributable to the Assets prior to the Effective Time; and (d) claims of Buyer arising in connection with the breach by Seller of any representation or warranty set forth in this Agreement that survives Closing; (e) claims against Seller by co‑working interest owners in the Assets for matters occurring prior to the Effective Time in connection with Seller's operation of the Assets; and (f) any contamination or condition that is a result of any off-site disposal by Seller of any Hazardous Substances produced from the

Leases on, in or below any properties not included in the Assets prior to the Effective Time, for which, and to the extent that, remediation of any such contamination or condition is required by any Environmental Law (collectively, the “Retained Obligations”).

Section 16.02Assumed Obligations. Provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation of the Assets (other than the Retained Obligations), whether attributable to periods before, at or after the Effective Time, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER INDEMNITEES, including those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets; (b) Gas Imbalances; (c) payment of funds held in suspense for the benefit of Third Parties (it being agreed that, notwithstanding anything in this Agreement to the contrary, Buyer shall be solely responsible for the distribution of all suspended funds to Third Parties relating to the Assets and for which there is a Purchase Price adjustment pursuant to Section 12.02(b)(v)); (d) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (e) obligations to properly plug and abandon or re-plug or re-abandon or remove or bury wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (f) the Assumed Environmental Obligations; (g) alleged Title Defects that are deemed to constitute Assumed Obligations under Article IV; (h) the obligations and liabilities described in Section 16.01 to the extent Buyer does not provide Seller with a Claim Notice complying with Section 16.05 on or before the day occurring one (1) year after the Closing; (i) all unpaid ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets; (j) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement; and (k) any Retained Obligation as to which Seller does not have, or no longer has, an obligation to indemnify Buyer in accordance with the terms of this Agreement (collectively, the “Assumed Obligations”).

Section 16.03Buyer's Indemnification. PROVIDED THAT THE CLOSING OCCURS, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING THOSE INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY OR PRE-EXISTING DEFECTS AND INCLUDING COURT COSTS AND ATTORNEYS' FEES) (COLLECTIVELY, THE “LOSSES” OR IN THE SINGULAR, A “LOSS”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO THE ASSUMED OBLIGATIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY OF THE SELLER INDEMNITEES.

Section 16.04Seller's Indemnification. PROVIDED THAT THE CLOSING OCCURS, SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS PARTNERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF,

OR RELATED TO THE RETAINED OBLIGATIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES; provided, however, notwithstanding anything to the contrary contained in this Agreement, (a) Seller's obligations under this Section 16.04 shall apply only if and to the extent Buyer provides Seller with a Claim Notice complying with Section 16.05 on or before the day occurring one (1) year after the Closing, (b) Buyer shall bear sole responsibility for the aggregate Losses associated with all such claims up to a threshold percentage of two percent (2%) of the Unadjusted Purchase Price, it being intended by the Parties that Seller be obligated only to the extent of those Losses that exceed two percent (2%) of the Unadjusted Purchase Price, and (c) Seller's aggregate liability is limited to an amount equal to fifty percent (50%) of the Unadjusted Purchase Price. INDEMNIFICATION UNDER THIS SECTION 16.04 SHALL BE BUYER'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY RETAINED OBLIGATION, AND SELLER'S LIABILITY WITH RESPECT TO ANY RETAINED OBLIGATION SHALL BE SUBJECT TO THE PROCEDURES AND LIMITATIONS ON TIMING AND AMOUNT PROVIDED IN THIS SECTION 16.04 AND IN SECTION 16.05.

Section 16.05Notices and Defense of Indemnified Matters.

(a)For purposes of this Section 16.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the party or parties having an obligation under this Article XVI to another party or parties with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the party or parties having the right to be indemnified or otherwise protected with respect to such Losses by another party or parties pursuant to this Agreement.

(b)To make a claim under any of Section 16.03 or 16.04, an Indemnified Party must notify the Indemnifying Party of its claim under this Section 16.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, however, that the failure of any Indemnified Party to give timely notice of a Claim as provided in this Section 16.05 shall relieve the Indemnifying Party of its obligations under Section 16.03 or 16.04 (as applicable) only to the extent that failure results in insufficient time being available to permit the Indemnifying Party to defend effectively against the Claim or otherwise materially prejudices the Indemnifying Party's ability to defend against the Claim.

(c)In the case of a claim based upon a Claim, the Indemnifying Party, on or before the thirtieth (30th) day after its receipt of the Claim Notice, shall notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its liability to defend the Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement of the Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 16.05. Without the written consent of the Indemnified Party, an Indemnifying Party shall not (i) settle any Claim or consent to the entry of any judgment with respect to any Claim which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect any Claim in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)If the Indemnifying Party does not admit its liability to defend the Claim or admits its liability but fails diligently to prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party's choosing, subject to the right of the Indemnifying Party to admit its liability to defend the Claim and assume the defense of the Claim at any time prior to its settlement or final determination. If the Indemnifying Party has not yet admitted its liability for a Claim defense, the Indemnified Party shall notify the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability for the Claim defense, and (ii) if liability is so admitted, to reject, in its reasonable judgment, the proposed settlement.

(f)In the case of a claim not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (i) to cure the Losses complained of, (ii) to admit its liability for those Losses, or (iii) to dispute the claim for those Losses. If the Indemnifying Party does not notify the Indemnified Party within this 30-day period that it has cured the Losses or that it disputes the claim for those Losses, the amount of those Losses shall conclusively be deemed a liability of the Indemnifying Party.

Article XVII
Limitations on Representations and Warranties

Section 17.01Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

Section 17.02Sale “As Is” “Where Is”. BUYER REPRESENTS THAT IT HAS INSPECTED, OR WILL HAVE THE OPPORTUNITY TO INSPECT, THE ASSETS AND IF CLOSING OCCURS, WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS, AND BUYER FOREVER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING, REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO SELLER'S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER'S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE CLOSING. WITHOUT LIMITING THE FOREGOING, BUYER WAIVES ANY RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, INCLUDING ATTORNEYS' FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et. seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et. seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et. seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER'S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF SELLER, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER PRIOR TO CLOSING. NOTWITHSTANDING THE FOREGOING, BUYER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 17.02 ARE ALSO SUBJECT TO AND LIMITED BY THE EXPRESS OBLIGATIONS OF SELLER CONTAINED IN THIS AGREEMENT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO INDEMNIFIED ENVIRONMENTAL DEFECTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT.

Section 17.03DISCLAIMER REGARDING THE ASSETS. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE

ASSETS (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 17.04DISCLAIMER REGARDING INFORMATION. SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO BUYER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

Article XVIII
Dispute Resolution

Section 18.01Scope; Appointment of Independent Expert. All disputes among the Parties regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, Title Benefits or calculation of the Final Statement or revisions thereto (“Disputes”) shall be exclusively and finally resolved pursuant to this Article XVIII. If the Parties are unable to reach resolution as to any such outstanding Dispute within five (5) days following delivery of a written notice from either Buyer or Seller to the other Party that Buyer or Seller, as applicable, intends to submit such Dispute to the Independent Expert for resolution pursuant to this Article XVIII, then any Party may, by written notice to the other Parties (an “Election Notice”), elect to submit such Dispute to a single arbitrator (the “Independent Expert”), who shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the delivery of such Election Notice in accordance with following:

(a)in the case of any Dispute regarding Title Defects, Title Defect Values or Title Benefits, the Independent Expert shall be a title attorney with at least twenty (20) years experience in oil and gas titles involving properties in the regional area in which the Assets with respect to which such Title Defects or Title Benefits are alleged or with respect to which such Title Defect Values in dispute are located and who is licensed to practice law in the state in which such Assets are located;

(b)in the case of any Dispute regarding Environmental Defects or Environmental Defect Values, the Independent Expert shall be an environmental consultant with at least twenty (20) years experience involving properties in the regional area in which the Assets with respect to which such Environmental Defects are alleged or with respect to which such Environmental Defect Values in dispute are located;

(c)in the case of any Dispute regarding the calculation of the Final Statement or revisions thereto, the Independent Expert shall be a senior partner of an independent accounting firm mutually acceptable to Buyer and Seller; and

(d)in the case of any Dispute, the Independent Expert shall not have had a substantial relationship with any Party or any Affiliate of any Party during the two (2) years prior to such selection;

provided that, in any case, in the absence of such agreement within fifteen (15) days of the delivery of the Election Notice, the Independent Expert shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) notwithstanding the selection method and criteria set forth in clauses (a)-(d) above.

Section 18.02Additional Procedures. All proceedings under this Article XVIII shall be held in Midland, Texas and shall be conducted in accordance with the Rules, to the extent such Rules do not conflict with the terms of this Article XVIII. The Independent Expert's final determination shall be made within twenty-one (21) days after submission of the matters in dispute to the Independent Expert, and the Independent Expert shall agree to comply with this schedule before accepting appointment. In making its determination, the Independent Expert shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Independent Expert are necessary to make a proper determination. Additionally, the Independent Expert may consult with and engage disinterested advisors for advice, including without limitation petroleum engineers. The Independent Expert, however, may not determine that (a) a Title Defect Value of a Title Defect is greater than the Title Defect Value claimed by Buyer in its applicable Title Defect Notice, (b) an Environmental Defect Value is greater than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defect Notice, or (c) the value of a Title Benefit is greater than the amount claimed by Seller. The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Defect Values, Title Benefits, Environmental Defects or Environmental Defect Values, or calculation of the Final Statement or revisions thereto submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Seller and Buyer shall each bear their own legal fees and other costs. Seller and Buyer shall each bear one-half of the costs and expenses of the Independent

Expert, including those which relate to any disinterested advisor utilized by the Independent Expert.

Section 18.03Waiver. Notwithstanding anything to the contrary in this Agreement, at any time Buyer may waive any Title Defect, Title Defect Value, Environmental Defect or Environmental Defect Value previously asserted by Buyer.

Section 18.04Binding Nature. The decision and award of the Independent Expert with respect to any arbitration under this Article XVIII shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

Section 18.05Confidentiality. Except to the extent necessary to enforce a decision and award of the Independent Expert, to enforce other rights of the Parties hereunder, or as required by applicable law or the rules of any stock exchange on which the securities of any Party or any of their Affiliates are listed or are in the process of being listed, the Independent Expert and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XVIII, any decision and award of the Independent Expert and all documents prepared and submitted by any Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XVIII. The confidentiality obligations in this Section 18.05 shall survive termination of this Agreement.

Article XIX
Miscellaneous

Section 19.01Names. As soon as reasonably possible after the Closing, but in no event later than the forty-fifth (45th) day after the Closing, Buyer shall at Buyer's expense remove the name of Seller and Seller's Affiliates, or any variations on them, from all of the operated Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the operated Assets, in a name other than the name of Seller or any of Seller's Affiliates, or any variations of them.

Section 19.02Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and no Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 19.03Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall at Buyer's expense (a) record the Assignment of the Assets, all state/federal assignments and any lien releases related to the Assets executed or delivered at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies; (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator of the operated Assets; (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and the designation of Buyer as the operator of the operated

Assets; and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer under this Agreement, that have not been obtained prior to Closing. To the extent reasonably requested by Seller, Buyer shall at Buyer's expense promptly provide Seller with copies of all filings, approvals and consents required pursuant to this Section 19.03. Buyer shall take any and all action required by any Governmental Authority to obtain unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

Section 19.04Document Retention. As used in this Section 19.04, the term “Documents” means all files, documents, books, Records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller retained either the original or a copy of), including financial accounting and Tax records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by Law), and shall allow Seller or Seller's representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at Seller's expense.

Section 19.05Entire Agreement. This Agreement, the Confidentiality Agreement and the documents to be executed under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement, the Confidentiality Agreement and the documents to be entered into under this Agreement. Any supplement, amendment, alteration, modification or waiver of this Agreement shall be binding only if executed in writing by the Parties and specifically referencing this Agreement.

Section 19.06Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other of its provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 19.07Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 19.08No Third Party Beneficiaries. Except as provided in Section 16.04 and except for other provisions in this Agreement relating to Buyer's obligations to Seller Indemnitees, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 19.09Assignment. Except as otherwise provided in Article VIII, a Party may assign or delegate any of its rights or duties under this Agreement only with the prior written consent of the other Party, and any assignment made without such consent shall be void. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

Section 19.10Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

Section 19.11Jurisdiction. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF TEXAS IN MIDLAND COUNTY OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 19.12Notices. Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by courier, email or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Seller:	COG Operating LLC
Concho Oil & Gas LLC
One Concho Center
600 W. Illinois Ave.
Midland, Texas 79701
Attention: General Counsel
Email: WGiraud@concho.com
Fax: 432-683-7441

Buyer:    Legacy Reserves Operating LP
303 W. Wall, Suite 1400
Midland, Texas 79701
Attention: Kyle A. McGraw
Fax: 432-684-3774

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes under this Agreement.
Section 19.13Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 19.14Survival. The representations and warranties of Seller set forth in Sections 6.06 through 6.17 and the covenants and agreements of Seller and Buyer to be performed prior to or at the Closing shall terminate upon the Closing and be of no further force or effect. The representations and warranties of Seller set forth in Sections 6.01 through 6.05 shall survive the Closing for a period of one (1) year. All other representations, warranties, covenants and agreements shall survive the Closing indefinitely; provided that nothing herein shall extend the one (1) year period after Closing in which Buyer may send a Claim Notice claiming indemnification in accordance with Section 16.04(a). The obligations and covenants of Buyer under this Agreement that survive the Closing shall be deemed covenants running with the land.

Section 19.15Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement, provided, however, that a Party shall not be considered to be in “material breach” of this Agreement for its breach of any timing-specific requirement contained herein. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 19.16Counterpart Execution. This Agreement may be executed in any number of counterparts (including by facsimile or email transmission), and each such counterpart shall be effective as to each Party that executes the same whether or not all of the Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 19.17Knowledge. Whenever a statement in this Agreement is qualified by a phrase such as to Seller's “Knowledge,” the Parties intend that the only information to be attributed to Seller is information actually known by a current officer of Seller who devotes attention to such matters during the course of his or her employment.

Section 19.18Press Releases. Neither Seller nor Buyer, nor any Affiliate thereof, shall make any press release regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without (a) in the case of announcements by Seller or Seller's Affiliates, the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, or (b) in the case of announcements by Buyer or its Affiliates, the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller (i) to the extent that such disclosures are required by applicable securities or other Law or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, or (ii) to Governmental Authorities and Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents. Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 19.18.

Section 19.19Exclusivity; Waiver of Rescission.

(a)Buyer agrees that after Closing, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by Seller pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto or with respect to the Retained Obligations, the relief and remedy available to Buyer in respect of said liability, breach, default, or nonperformance shall be limited to the extent properly claimable hereunder or under the Assignment and subject to the terms and provisions of Article XVI, Section 4.06 and the Assignment.

(b)Buyer acknowledges that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer waives any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 19.20Waiver of Trade Practices Act.

(a)It is the intention of the parties that Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices-Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the "DTPA"). As such, Buyer hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes. Buyer acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $25,000,000 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b)Buyer expressly recognizes that the price for which Seller has agreed to perform Seller's obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Seller, in determining to proceed with the entering into this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

(c)In addition to the foregoing, and in order to ensure compliance with Texas' DTPA Section 17.42(c), Buyer waives all rights it may possess, if any, under the DTPA with the following certification:

WAIVER OF RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above

SELLER:
COG OPERATING LLC

By:	/s/ C. William Giraud
C. William Giraud
Senior Vice President, General Counsel and Corporate Secretary

CONCHO OIL & GAS LLC

By:	/s/ C. William Giraud
C. William Giraud
Senior Vice President, General Counsel and Corporate Secretary

BUYER:

LEGACY RESERVES OPERATING LP

By:	Legacy Reserves Operating GP LLC,
Its General Partner
By:	Legacy Reserves LP,
Its Sole Member
By:	Legacy Reserves GP, LLC,
Its General Partner

By:	/s/ Kyle A. McGraw
Kyle A. McGraw
Executive Vice President and Chief Development Officer

Signature Page to
Purchase and Sale Agreement

EXHIBIT C

Attached to Purchase and Sale Agreement dated November 5, 2012, among COG Operating LLC, COG Oil & Gas LLC, together as Seller, and Legacy Reserves Operating LP, as Buyer.
ASSIGNMENT AND BILL OF SALE

THIS ASSIGNMENT AND BILL OF SALE (this "Assignment"), effective as of 7:00 a.m. local time where the Assets (defined below) are located on October 1, 2012 (the "Effective Time"), is made from COG OPERATING LLC, a Delaware limited liability company, COG OIL & GAS LLC, a Texas limited liability company (together, "Assignor), each of whose address is One Concho Center, 600 W. Illinois Avenue, Midland, Texas 79701, to LEGACY RESERVES OPERATING LP, a Delaware limited partnership ("Assignee"), whose address is 303 W. Wall, Suite 1400, Midland, Texas 79701. Assignor and Assignee are collectively referred to as the "Parties," and are sometimes referred to individually as a "Party." Capitalized terms used and not otherwise defined shall have the meaning assigned to them in the Purchase and Sale Agreement dated November 5, 2012 by and among Assignor and Assignee (the "Purchase and Sale Agreement").
ARTICLE I
Granting and Habendum

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, Assignor does hereby grant, bargain, sell, transfer, convey, set over, assign and deliver unto Assignee, its successors and assigns, effective for all purposes as of the Effective Time and subject to the matters set forth in this Assignment, the Assets. The term "Assets" (or in the singular "Asset") means all of Assignor's right, title and interest in and to the following, less and except the Excluded Assets (as defined below):
(a) the oil, gas and/or mineral leases described in Exhibit A attached hereto, together with all amendments, supplements, renewals, extensions or ratifications thereof, insofar and only insofar as said leases cover the lands and depths described in Exhibit A attached hereto (collectively, the "Leases"), and all oil, gas and/or mineral leasehold interests, reversionary, back-in, net profits, carried, convertible, non-consent and overriding royalty interests, operating rights, record title and other similar interests in the Leases (collectively, the "Subject Interests" or, singularly, a "Subject Interest");

(b)    except to the extent as may be limited by the Subject Interests or to the extent used or held in connection with the Excluded Assets, all rights, privileges, benefits and powers conferred upon Assignor, as holder of the Subject Interests, with respect to (i) all rights of use and occupation of the surface of and the subsurface depths under the Subject Interests, and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon (as defined below) production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)    to the extent assignable or transferable by Assignor, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to and to the extent used in connection with the Subject Interests, including, without limitation, those described or referred to in Exhibit A-1 attached hereto (the "Easements");

(d)    to the extent assignable or transferable by Assignor and to the extent not used or held in connection with the Excluded Assets, all personal property, equipment, fixtures, inventory and improvements located on and used directly in connection with the Subject Interests or the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests (collectively, "Hydrocarbons"), byproducts or waste produced from or attributable to the foregoing, including, without limitation, all wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, "Personal Property");

(e)    all wells, to the extent not used or held in connection with the Excluded Assets, which are located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned), including, without limitation, the wells described in Exhibit B attached hereto;

(f)    to the extent assignable or transferable by Assignor and to the extent not used or held in connection with the Excluded Assets, all contracts, warranties, agreements and other arrangements, and all express and implied rights that directly relate to the Subject Interests, the Leases or the Easements, including, without limitation, communitization, unitization or pooling agreements, production sales contracts, farmout agreements, subleases, joint venture or partnership agreements, operating agreements, service agreements, declarations and orders, exploration agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons, the electricity contracts set forth on Schedule 2.02(f) attached hereto, but only to the extent expressly set forth on such schedule, processing agreements and other similar contracts, agreements and other arrangements (the "Contracts"), provided that "Contracts" shall not include the instruments constituting the Leases; and

(g)    to the extent assignable or transferable by Assignor and to the extent not used or held in connection with the Excluded Assets, all books, records, files, muniments of title, reports and similar documents and materials, including lease records, well records, and division order records, well files, well logs, title records (including abstracts of title, title opinions and memoranda, and title curative documents directly related to the Assets), contracts, contract files and correspondence, that directly relate to the foregoing interests in the possession of, and maintained by, Assignor (collectively, the "Records"), provided, however, that Assignor may retain the copies of such Records as Assignor has reasonably determined may be required for existing litigation, tax, accounting and auditing purposes.

NOTWITHSTANDING THE FOREGOING, the Assets shall not include, and there is excepted, reserved and excluded from the assignment under this Assignment the following (collectively, the "Excluded Assets"):

(a)    all fee mineral, royalty and other similar non-leasehold oil, gas or other mineral interests and estates, and all surface fee interests, in the lands covered by the Leases or used or held in connection with the Assets;

(b)    all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(c)    all claims of Assignor for, and rights of Assignor to, refunds of or loss carryovers with respect to (i) any Taxes with respect to the Assets for any taxable year or period, or portion thereof, that ends at or before the Effective Time, (ii) any Taxes with respect to the Excluded Assets, or (iii) those other refunds, and rights to them, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including, without limitation, refunds of amounts paid under any Hydrocarbon gathering or transportation agreement; and for purposes of this Assignment, the term "Taxes" means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any governmental authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, margin taxes, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, environmental taxes, transfer taxes, workers' compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing;

(d)    all proceeds, income, royalties or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other Excluded Assets;

(e)    all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons;

(f)    all geophysical data, interpretations and information related to the Assets, and all of Assignor's proprietary or licensed computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(g)    all documents and instruments of Assignor (other than title opinions) (i) that may be protected by an attorney-client, work product or other privilege, (ii) prepared by or for counsel of Assignor; or (iii) received from RBC Richardson Barr, RBC Capital Markets or any other financial, commercial or legal advisor of Assignor (each, an "Advisor");

(h)    all (i) agreements and correspondence between Assignor or any of Assignor's Affiliates and any Advisor relating to the transactions contemplated in this Assignment, (ii) lists of prospective purchasers for those transactions compiled by Assignor or any of Assignor's Affiliates or any Advisor, (iii) bids submitted by other prospective purchasers of the Assets, (iv) analyses by Assignor or any of Assignor's Affiliates or any Advisor of any bids submitted by any prospective purchaser, (v) correspondence between Assignor or any of Assignor's Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Assignee, and (vi) correspondence between Assignor or any of Assignor's Affiliates or any Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor, or the transactions contemplated in this Assignment; and for purposes of this Assignment, the term "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person, where the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; and the term "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(i)    all data and other information that may not be disclosed or assigned to Assignee as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Assignor, even if such data or other information is inadvertently disclosed or provided to Assignee (in which case Assignee shall promptly return such data or information to Assignor);

(j)    all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, subject to the provisions of Section 11.03 of the Purchase and Sale Agreement;

(k)    all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents of Assignor or any of Assignor's Affiliates;

(l)    all claims and causes of action of Assignor (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets;

(m)    all rights and interests of Assignor (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time;

(n)    all amounts due or payable to Assignor as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(o)    all amounts resulting from derivative contracts or similar agreements used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction;

(p)    all proceeds, income, revenues or other benefits (including any benefit attributable to any future laws or regulations with respect to "royalty relief" or other similar measures) not otherwise enumerated above, as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time or (ii) the Excluded Assets;

(q)    all funds held in suspense accounts related to the Assets;

(r)    all vehicles, vessels, trailers, software, computers and associated peripherals and all radio, telephone and other communication equipment, except for any such equipment attached to a well included as an Asset above;

(s)    all oil, gas or other mineral reserve reports, and all environmental site assessments, reports and related data and information;

(t)    all rights or benefits under or in connection with any State or Federal candidate conservation agreements or similar agreements;

(u)    all books, records and files that relate to Excluded Assets;
(v)    any records retained by Assignor pursuant to Section 2.02(g) of the Purchase and Sale Agreement;

(w)    Assignor's area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Assignor's business generally;

(x)    all rights of Assignor in formations, strata, horizons or depths that are excepted or excluded in the land descriptions contained in Exhibit A attached hereto;

(y)    all rights of Assignor under the Purchase and Sale Agreement or under any instruments executed and delivered in connection with the Closing; and

(z)    all items which would have constituted “Assets” as defined above but for, and only to the extent of, their being used or held in connection with the Excluded Assets, and all surface leases and the other items listed on Schedule 2.03(z) attached hereto.

TO HAVE AND TO HOLD the Assets, together with all and singular the rights, privileges, contracts and appurtenances, in any way appertaining or belonging to the Assets, unto Assignee, its successors and assigns, forever, subject to the matters set forth in this Assignment.
ARTICLE II
Special Warranty of Title and Disclaimers

Section 2.01    Special Warranty of Title. Assignor hereby agrees to WARRANT AND FOREVER DEFEND all and singular the title to the Assets unto Assignee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor, but not otherwise; subject to the Permitted Encumbrances (as such term is defined in the Purchase and Sale Agreement), the terms and provisions of the Purchase and Sale Agreement and the other matters set forth herein.

Section 2.02    DISCLAIMERS. WITHOUT PREJUDICE TO ANY RIGHTS OF ASSIGNEE OR ASSIGNOR UNDER THE PURCHASE AND SALE AGREEMENT, BY ACCEPTANCE OF THIS ASSIGNMENT:

(a)    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. ASSIGNEE ACKNOWLEDGES AND AGREES THAT THE EXPRESS REPRESENTATIONS AND WARRANTIES OF ASSIGNOR CONTAINED IN THIS ASSIGNMENT AND IN THE PURCHASE AND SALE AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY.

(b)    SALE "AS IS" "WHERE IS". ASSIGNEE REPRESENTS THAT IT HAS INSPECTED, OR HAS HAD THE OPPORTUNITY TO INSPECT, THE ASSETS AND ACCEPTED THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN "AS IS-WHERE IS" BASIS AND ASSIGNEE FOREVER RELEASES ASSIGNOR FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO ASSIGNOR'S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH ASSIGNOR'S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES. WITHOUT LIMITING THE FOREGOING, ASSIGNEE WAIVES ANY RIGHT TO RECOVER FROM ASSIGNOR AND FOREVER RELEASES AND DISCHARGES ASSIGNOR AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS ASSIGNOR, ASSIGNOR'S MEMBERS, MANAGERS, AFFILIATES, CO-LESSEES, CO-VENTURERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, "ASSIGNOR INDEMNITEES") FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES

WHATSOEVER, INCLUDING ATTORNEYS' FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et. seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et. seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et. seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, ASSIGNOR'S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF ASSIGNOR OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF ASSIGNOR, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ASSIGNOR. NOTWITHSTANDING THE FOREGOING, ASSIGNEE AND ASSIGNOR AGREE THAT THE PROVISIONS OF THIS SECTION 2.02 ARE ALSO SUBJECT TO AND LIMITED BY THE EXPRESS OBLIGATIONS OF ASSIGNOR CONTAINED IN THE PURCHASE AND SALE AGREEMENT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO INDEMNIFIED ENVIRONMENTAL DEFECTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT.

(c)    DISCLAIMER REGARDING THE ASSETS. ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE ASSETS (COLLECTIVELY, THE "TANGIBLE PROPERTY"), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF ASSIGNEE UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF ASSIGNOR AND ASSIGNEE THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO

ASSIGNEE AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. ASSIGNEE REPRESENTS TO ASSIGNOR THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS ASSIGNEE DEEMS APPROPRIATE AND ASSIGNEE WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(d)    DISCLAIMER REGARDING INFORMATION. ASSIGNOR HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND ASSIGNEE HEREBY WAIVES, AND ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR, OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

ARTICLE III
Miscellaneous

Section 3.01    Construction. The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment. Assignor and Assignee acknowledge that they have participated jointly in the negotiation and drafting of this Assignment and as such they agree that if an ambiguity or question of intent or interpretation arises under this Assignment, this Assignment shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 3.02    No Third Party Beneficiaries. Except for the provisions of this Assignment relating to Assignee's obligations to Assignor Indemnitees, nothing in this Assignment shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Assignment shall otherwise not be construed as a Third Party beneficiary contract.

Section 3.03    Assignment. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 3.04    Governing Law. THIS ASSIGNMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

Section 3.05    Jurisdiction. ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS ASSIGNMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS ASSIGNMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS ASSIGNMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS ASSIGNMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF TEXAS IN MIDLAND COUNTY OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT.

Section 3.06    Counterpart Execution. This Assignment may be executed in any number of counterparts, and each such counterpart shall be effective as to each Party that executes the same whether or not all of Parties execute the same counterpart. If counterparts of this Assignment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Assignment, but each counterpart shall be considered an original.

Section 3.07    Recording. To facilitate the recording or filing of this Assignment, the counterpart to be recorded in a given county may contain only that portion of the exhibits that describes Assets located in that county. In addition to filing this Assignment, the Parties shall execute and file with appropriate authorities, whether federal, state or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated hereby. Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles and privileges set forth herein as fully as though the same were set forth in each such instrument. The interests conveyed by such separate assignments are the same, and not in addition to the Assets conveyed herein.

Section 3.08    Purchase and Sale Agreement. This Assignment is made subject to all of the terms and conditions of the Purchase and Sale Agreement.
IN WITNESS WHEREOF, this Assignment is executed by the Parties on the date of their respective acknowledgments below, but shall be effective for all purposes as of the Effective Time.

ASSIGNOR:
COG OPERATING LLC

By:__________________
Name:_______________
Title:________________

CONCHO OIL & GAS LLC

By:__________________
Name:_______________
Title:________________

ASSIGNEE:

LEGACY RESERVES OPERATING LP
By:    Legacy Reserves Operating GP, LLC,
its general partner

By:    Legacy Reserves LP,
its sole member

By:    Legacy Reserves GP, LLC,
its general partner

By:__________________
Name:________________
Title:_________________

STATE OF TEXAS            §
COUNTY OF MIDLAND        §

This instrument was acknowledged before me this ______ day of __________________, 2012, by ___________________________________, _______________________________ of COG OPERATING LLC, a Delaware limited liability company, on behalf of said limited liability company.

______________________________
Notary Public - State of Texas

STATE OF TEXAS            §
COUNTY OF MIDLAND        §

This instrument was acknowledged before me this ______ day of __________________, 2012, by ___________________________________, _______________________________ of CONCHO OIL & GAS LLC, a Texas limited liability company, on behalf of said limited liability company.

______________________________
Notary Public - State of Texas

STATE OF TEXAS            §
COUNTY OF     MIDLAND        §

This instrument was acknowledged before me this ______ day of __________________, 2012, by Legacy Reserves GP, LLC, general partner of Legacy Reserves LP, sole member of Legacy Reserves Operating GP, LLC, general partner of LEGACY RESERVES OPERATING LP, a Delaware limited partnership, on behalf of said limited partnership.

______________________________
Notary Public - State of Texas

EXHIBIT D

Attached to Purchase and Sale Agreement dated November 5, 2012, among COG Operating LLC, Concho Oil & Gas LLC, together as Seller, and Legacy Reserves Operating LP, as Buyer
TITLE INDEMNITY AGREEMENT

This Title Indemnity Agreement (the “Agreement”) dated as of the ____ day of __________, 2012, is entered into between [COG OPERATING LLC][CONCHO OIL & GAS LLC] (“Indemnitor”) and LEGACY RESERVES OPERATING LP (“Indemnitee”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in that certain Purchase and Sale Agreement dated as of November 5, 2012, by and among Indemnitor, [COG Operating LLC][Concho Oil & Gas LLC] and Indemnitee (the “Purchase and Sale Agreement”).
Recitals
WHEREAS, as of the date of this Agreement, Indemnitor is selling and delivering, and Indemnitee is purchasing and accepting, the Assets pursuant to the Purchase and Sale Agreement; and
WHEREAS, certain asserted Title Defects have been raised by Indemnitee in connection with its title review of the Assets and Indemnitor has agreed to execute this Agreement to indemnify Indemnitee against the effects of such asserted Title Defects pursuant to Section 4.05(a)(ii) of the Purchase and Sale Agreement.
NOW, THEREFORE, in consideration of the purchase and sale as contemplated by the Purchase and Sale Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor and Indemnitee agree as follows:
Agreement
1.    Title Defects. Attached to this Agreement as Exhibit A is a list of asserted Title Defects that Indemnitor and Indemnitee have determined may affect certain of the Assets described in Exhibit A attached hereto. Except as otherwise expressly provided in Exhibit A attached hereto, neither Indemnitor nor Indemnitee recognize the validity or existence of any of such asserted Title Defects, nor is there any recognition, express or implied, by the execution of this Agreement that any of such asserted Title Defects affect, burden or encumber the Assets described in Exhibit A attached hereto. The Parties reserve the right to contest with each other and/or with Third Parties the validity, existence or effect of any or all of said asserted Title Defects in accordance with the terms of the Purchase and Sale Agreement, and Indemnitor's obligations under this Agreement are subject to such reserved right.

2.    Indemnity. As of the date of this Agreement, Indemnitor has executed and delivered to Indemnitee a document entitled Assignment and Bill of Sale conveying the Assets. Notwithstanding any provision of the Purchase and Sale Agreement or any of the assignments or conveyances delivered at or subsequent to the Closing, but subject to paragraph 1 above,

Indemnitor agrees to defend, indemnify and hold Indemnitee harmless from and against all Losses arising out of the asserted Title Defects described in Exhibit A attached hereto, subject to the following conditions:

(a)    If Indemnitor has disputed Indemnitee's assertion of an asserted Title Defect in accordance with the Purchase and Sale Agreement and Indemnitee's assertion of such asserted Title Defect is determined to be invalid, incorrect or not in compliance with the requirements of the Purchase and Sale Agreement, then Indemnitor's obligations under this Agreement shall not cover or apply to the portion of such asserted Title Defect that is determined to be invalid, incorrect or not in compliance with the requirements of the Purchase and Sale Agreement.

(b)    The indemnity under this Agreement shall be the sole and exclusive recourse and remedy of Indemnitee with respect to the asserted Title Defects described in Exhibit A attached hereto. All claims for indemnification by Indemnitee under this Agreement must be asserted and resolved as provided in Section 16.05 of the Purchase and Sale Agreement, as if this Agreement were part of the Purchase and Sale Agreement and its Section 16.05 applied to this paragraph 2.

(c)    Indemnitor shall have the right to conduct or cause to be conducted any corrective actions necessary to remedy any Title Defects described in Exhibit A attached hereto, and Indemnitee shall provide reasonable access to the Records and cooperation as necessary for Indemnitor to carry out any such corrective actions.

(a)In no event shall Indemnitor be liable to Indemnitee under this Agreement for (i) an amount with respect to any asserted Title Defect that is greater than the Indemnitee's asserted Title Defect Value for such asserted Title Defect, (ii) any exemplary, punitive, special, indirect, consequential, remote or speculative damages except to the extent any Indemnitee suffers such damages (including costs of defense and reasonable attorney's fees incurred in connection with defending against such damages) to an unaffiliated Third Party, or (iii) with respect to each asserted Title Defect described in Exhibit A attached hereto, the obligations and liabilities described in this Agreement to the extent Indemnitee does not provide Indemnitor with a Claim Notice for such Title Defect complying with Section 16.05 of the Purchase and Sale Agreement on or before the day occurring six (6) years after the date first mentioned above.
3.    Assignment. Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor any rights, covenants, duties or obligations under this Agreement shall be assigned or transferred in any way whatsoever by Indemnitee except with the prior written consent of Indemnitor, which consent Indemnitor shall be under no obligation to grant, and any assignment, transfer or attempted assignment or transfer without such consent shall be void ab initio.

4.    Binding Agreement. Subject to the provisions of paragraph 3 above, this Agreement shall be binding on, and shall inure to the benefit of, Indemnitor and Indemnitee and their respective successors and assigns.

5.    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED ONLY IN THE DISTRICT COURTS OF TEXAS IN MIDLAND COUNTY OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.    Severability. If any term, clause or provision of this Agreement is ever held illegal, invalid or unenforceable, the remainder of this Agreement shall not be affected, but shall remain in full force and effect in accordance with the terms of this Agreement.

7.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Indemnitor and Indemnitee have executed this Agreement as of the date first written above.

INDEMNITOR:
[COG OPERATING LLC]
[CONCHO OIL & GAS LLC]

By:
Name:
Title:
INDEMNITEE:
LEGACY RESERVES OPERATING LP
By: Legacy Reserves Operating GP LLC,
Its General Partner
By: Legacy Reserves LP,
Its Sole Member
By: Legacy Reserves GP, LLC,
Its General Partner

By:
Name:
Title:

EXHIBIT E

Attached to Purchase and Sale Agreement dated November 5, 2012, among COG Operating LLC, Concho oil & Gas LLC, together as Seller, and Legacy Reserves Operating LP, as Buyer
ENVIRONMENTAL INDEMNITY AGREEMENT

This Environmental Indemnity Agreement (the “Agreement”) dated as of the ____ day of __________, 2012, is entered into between [COG OPERATING LLC][CONCHO OIL & GAS LLC] (“Indemnitor”) and LEGACY RESERVES OPERATING LP (“Indemnitee”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in that certain Purchase and Sale Agreement dated as of November 5, 2012, by and among Indemnitor, [COG Operating LLC][Concho Oil & Gas LLC] and Indemnitee (the “Purchase and Sale Agreement”).
Recitals
WHEREAS, as of the date of this Agreement, Indemnitor is selling and delivering, and Indemnitee is purchasing and accepting, the Assets pursuant to the Purchase and Sale Agreement; and
WHEREAS, certain asserted Environmental Defects have been raised by Indemnitee in connection with its environmental review of the Assets and Indemnitor has agreed to execute this Agreement to indemnify Indemnitee against the effects of such asserted Environmental Defects pursuant to Section 5.04(a)(ii) of the Purchase and Sale Agreement.
NOW, THEREFORE, in consideration of the purchase and sale as contemplated by the Purchase and Sale Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor and Indemnitee agree as follows:
Agreement
1.    Environmental Defects. Attached to this Agreement as Exhibit A is a list of asserted Environmental Defects that Indemnitor and Indemnitee have determined may affect certain of the Assets described in Exhibit A attached hereto. Except as otherwise expressly provided in Exhibit A attached hereto, neither Indemnitor nor Indemnitee recognize the validity or existence of any of such asserted Environmental Defects, nor is there any recognition, express or implied, by the execution of this Agreement that any of such asserted Environmental Defects affect, burden or encumber the Assets described in Exhibit A attached hereto. The Parties reserve the right to contest with each other and/or with Third Parties the validity, existence or effect of any or all of said asserted Environmental Defects in accordance with the terms of the Purchase and Sale Agreement, and Indemnitor's obligations under this Agreement are subject to such reserved right.

2.    Indemnity. As of the date of this Agreement, Indemnitor has executed and delivered to Indemnitee a document entitled Assignment and Bill of Sale conveying the Assets. Notwithstanding any provision of the Purchase and Sale Agreement or any of the assignments or conveyances delivered at or subsequent to the Closing, but subject to paragraph 1 above, Indemnitor agrees to defend, indemnify and hold Indemnitee harmless from and against all Losses arising out of the asserted Environmental Defects described in Exhibit A attached hereto, subject to the following conditions:

(a)    If Indemnitor has disputed Indemnitee's assertion of an asserted Environmental Defect in accordance with the Purchase and Sale Agreement and Indemnitee's assertion of such asserted Environmental Defect is determined to be invalid, incorrect or not in compliance with the requirements of the Purchase and Sale Agreement, then Indemnitor's obligations under this Agreement shall not cover or apply to the portion of such asserted Environmental Defect that is determined to be invalid, incorrect or not in compliance with the requirements of the Purchase and Sale Agreement.

(b)    The indemnity under this Agreement shall be the sole and exclusive recourse and remedy of Indemnitee with respect to the asserted Environmental Defects described in Exhibit A attached hereto. All claims for indemnification by Indemnitee under this Agreement must be asserted and resolved as provided in Section 16.05 of the Purchase and Sale Agreement, as if this Agreement were part of the Purchase and Sale Agreement and its Section 16.05 applied to this paragraph 2.

(c)    Indemnitor shall have the right to conduct or cause to be conducted any corrective actions necessary to remedy any Environmental Defects described in Exhibit A attached hereto, and Indemnitee shall provide reasonable access and cooperation as necessary for Indemnitor to carry out any such corrective actions.

(d)    In no event shall Indemnitor be liable to Indemnitee under this Agreement for (i) an amount with respect to any asserted Environmental Defect that is greater than the Indemnitee's asserted Environmental Defect Value for such asserted Environmental Defect, (ii) any exemplary, punitive, special, indirect, consequential, remote or speculative damages except to the extent any Indemnitee suffers such damages (including costs of defense and reasonable attorney's fees incurred in connection with defending against such damages) to an unaffiliated Third Party, or (iii) with respect to each asserted Environmental Defect described in Exhibit A attached hereto, the obligations and liabilities described in this Agreement to the extent Indemnitee does not provide Indemnitor with a Claim Notice for such Environmental Defect complying with Section 16.05 of the Purchase and Sale Agreement on or before the day occurring six (6) years after the date first mentioned above.

(e)    With respect to any claim of indemnification related to an Environmental Defect covered by this Agreement, Indemnitor's indemnification obligation shall be limited to the cost of the least restrictive standard or remedy acceptable under applicable Environmental Law (including engineering or institutional controls) based on the use of the Subject Property as of the Effective Time. If any contamination at a Subject Property is exacerbated due to the actions, inactions, negligence, gross negligence or willful misconduct of Indemnitee after the Closing Date, to the extent that such exacerbation increases the cost of the investigation or remediation of such contamination, Indemnitor shall not be responsible for any such increase in costs.

3.    Assignment. Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor any rights, covenants, duties or obligations under this Agreement shall be assigned or transferred in any way whatsoever by Indemnitee except with the prior written consent of Indemnitor, which consent Indemnitor shall be under no obligation to grant, and any assignment, transfer or attempted assignment or transfer without such consent shall be void ab initio.

4.    Binding Agreement. Subject to the provisions of paragraph 3 above, this Agreement shall be binding on, and shall inure to the benefit of, Indemnitor and Indemnitee and their respective successors and assigns.

5.    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED ONLY IN THE DISTRICT COURTS OF TEXAS IN MIDLAND COUNTY OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.    Severability. If any term, clause or provision of this Agreement is ever held illegal, invalid or unenforceable, the remainder of this Agreement shall not be affected, but shall remain in full force and effect in accordance with the terms of this Agreement.

7.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Indemnitor and Indemnitee have executed this Agreement as of the date first written above.
INDEMNITOR:
[COG OPERATING LLC]
[CONCHO OIL & GAS LLC]

By:
Name:
Title:
INDEMNITEE:
LEGACY RESERVES OPERATING LP
By: Legacy Reserves Operating GP LLC,
Its General Partner
By: Legacy Reserves LP,
Its Sole Member
By: Legacy Reserves GP, LLC,
Its General Partner

By:
Name:
Title:

E-4